Exhibit d

Province of Saskatchewan

Current Description

December 2011

[MAP]

TABLE OF CONTENTS
   Page

Province of Saskatchewan	1
Overview of the Economy	3
Finances of the Government	17
General Revenue Fund Supplementary Financial Information	33
Detail of General Revenue Fund Debt	51
Crown Corporations	55
Government of Saskatchewan Summary Financial Statements (Volume 1 of the Public Accounts)	Exhibit E
Sources of Information	63

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars.  On November 30, 2011, the noon nominal rate for Canadian dollars ($), as reported by the Bank of Canada, was $1.0197 = 1.00 United States dollar (U.S. $).

Tonnes as used in this document refers to metric tons.  One tonne is equivalent to 1.102311 short tons.

In this document, the financial transactions of the general fund of the Government are recorded under the General Revenue Fund.  (Refer to page 17 for further information.)

The Government uses accrual accounting.  The accrual accounting method recognizes financial transactions at the time they occur, regardless of whether any cash is received or paid.  This method of accounting provides a complete picture of the total financial obligations resulting from decisions made during the year.  The General Revenue Fund follows the accrual method except for defined benefit pension plan costs.  During 2008-09, the Government made a change in accounting policy to comply with the recommendations of the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants for long-term debt.  On the Statement of Financial Position, loans to Crown corporations and public debt (gross debt net of sinking funds) are now presented net of government business enterprise specific debt.  Additionally, reimbursements of interest from Crown corporation general debt are no longer netted against debt servicing costs on the Statement of Operations.  Prior to this change in accounting policy, public debt was presented on a gross basis on the Statement of Financial Position, and all reimbursements of interest from Crown corporations’ debt were netted against debt servicing costs.  The 2007-08 amounts have been restated for this change in accounting policy.

During 2008-09, the Government determined that agricultural land held for resale, previously presented as a financial asset, is more appropriately classified as tangible capital assets because this land is not expected to be sold within the next year.  This change has been applied retroactively with restatement of the 2007-08 amounts.

During 2008-09, the Government reclassified certain revenue categories, with restatement of 2007-08 amounts:
·
Corporation capital tax has been split into two components.  Resource surcharge has been moved to non-renewable resources and the remaining component of corporation capital tax has been included with other taxes;

·	Liquor consumption tax has moved from sales tax to other taxes and sales tax has been renamed provincial sales tax; and
·	Crown land sales previously reported in oil revenues has been broken out.

This document contains forward-looking statements which may be identified by their use of words like “plans,” “expected,” “will,” “project,” “estimated,” “forecast” or other words of similar meaning.  All statements that address expectations or projections about the future are forward-looking statements.  Forward-looking statements are based on certain assumptions and expectations of future events.  It cannot be guaranteed that these assumptions and expectations are accurate or will be realized.

The Canadian Dollar

Canada maintains a floating exchange rate for the Canadian dollar to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions.

Recent high and low exchange rates for the Canadian dollar in terms of United States cents are as follows:

	2006	2007	2008	2009	2010	2011*

High	90.99	109.05	102.89	97.16	100.05	105.75
Low	85.28	84.37	77.11	76.92	92.18	93.83

Source:	Bank of Canada – noon rate.
* First eleven months only.

  i

PROVINCE OF SASKATCHEWAN
Summary Economic and Financial Statistics

The following information is qualified in its entirety by the more detailed information contained in this document.  See also "General Revenue Fund Supplementary Financial Information - Government of the Province of Saskatchewan, General Revenue Fund Statement of Financial Position” commencing on page 34 for a discussion of the Provincial Auditor's report accompanying the General Revenue Fund's financial statements as at March 31, 2011, and for the year then ended.

						Compound
	Calendar Year Ended December 31					Annual
						Growth Rate
	2006	2007	2008	2009	2010	2006-2010
			(Millions)
Economy
Gross Domestic Product at Current
Market Prices *	$45,441	$51,004	$65,357	$57,611	n.a.	7.1%
Farm Cash Receipts	$6,653	$7,768	$9,400	$9,224	$9,216	8.5
Mineral Sales	$12,816	$14,438	$23,733	$14,448	n.a.	3.7
Manufacturing Shipments	$9,865	$10,423	$13,181	$11,364	$10,911	2.6
Exports *	$30,916	$35,463	$47,007	$37,563	n.a.	5.6
Personal Income *	$29,447	$32,322	$37,022	$37,158	n.a.	7.5
Population at July 1 (Thousands)	992	1,000	1,014	1,029	1,044	1.3
Unemployment Rate	4.7%	4.2%	4.1%	4.8%	5.2%	n.a.
Change in Consumer Price Index 1	2.0%	2.9%	3.2%	1.1%	1.4%	n.a.
1 2002 = 100
n.a. = not applicable
* = compound annual growth rate from 2005-2009

	Fiscal Year Ended March 31
						Estimate
	2007	2008	2009	2010	2011	2012
			(Millions)
Government Finances - General Revenue Fund
Budgetary surplus (deficit) 1	$293	$641	$2,389	$425	$48	$383
Add (deduct) non-cash items
Amortization of foreign exchange gains and losses	3	2	5	(1)	0	2
Amortization of Capital Assets	152	148	167	146	172	174
(Gain) Loss on loans and investments	1	9	1	3	0	(16)
Net change in non-cash operating activities	(17)	228	(115)	227	(383)	(40)
Earnings retained in sinking funds	(46)	(46)	(79)	(159)	(149)	(81)
Capital Activities
Cash (used for) Acquisition of capital assets	(248)	(278)	(342)	(348)	(370)	(390)
Investing Activities
Cash provided by (used for) investing activities	(29)	(283)	(1,758)	546	780	(751)
Cash Provided (Required)	$109	$421	$268	$839	$98	$(719)

1
For information concerning the adverse effect on the reported budgetary surplus (deficit) of certain adjustments that are required in the opinion of the Provincial Auditor, see Notes 1-9 to the Government of the Province of Saskatchewan, General Revenue Fund Statement of Financial Position for the five years ended March 31, 2011, under “General Revenue Fund Supplementary Financial Information,” commencing on page 34.

ii

	Fiscal Year Ended March 31
	2007	2008	2009	2010	2011
			(Millions)
Debt - General Revenue Fund
Gross Debt	$12,057	$11,578	$11,066	$10,690	$10,550
Less: Equity in Sinking Funds	(1,255)	(1,359)	(3,364)	(2,697)	(2,432)
Guaranteed Debt	34	25	20	17	35
Total General Revenue Fund Debt	$10,836	$10,244	$7,722	$8,010	$8,153

In this document statistics for the economy of the Province are set forth on a calendar year basis at current market prices, except as otherwise indicated.  Economic statistics for recent years frequently are preliminary estimates, which are subject to adjustment. Financial statistics and information for the Government"s General Revenue Fund are set forth on a fiscal year basis of April 1 to March 31 of the following year, unless otherwise noted.  Financial statistics and information for provincial Crown corporations are set forth on a fiscal year basis of January 1 to December 31 of the same year, unless otherwise noted.  In this document, compound annual growth rates assume the first year as the base and are computed by distributing the aggregate amounts of growth during the period.

  iii

PROVINCE OF SASKATCHEWAN

Introduction

The Province of Saskatchewan (Saskatchewan or the Province) was established as a province of Canada in 1905.  Saskatchewan is centrally located in Western Canada and is bordered by the provinces of Manitoba to the east and Alberta to the west.  The Province shares its 650 kilometre southern border with the American states of North Dakota and Montana and its 450 kilometre northern border with the Northwest Territories of Canada.  With a 1,250 kilometre distance from north to south, Saskatchewan covers an area of 652,330 square kilometres.

The sparsely populated northern third of the Province is part of Canada's Precambrian Shield and consists of forests, rivers and thousands of fresh water lakes.  A sizeable commercial forest region is located across the entire central part of Saskatchewan.  The southern half of the Province is part of the great continental plain of North America, consisting of a mixed agricultural and parkland area merging southward into open plains, a grain-growing region where the majority of the Province's population resides.  About one-half of all of Canada's cultivated farm land is located in Saskatchewan.

The population of Saskatchewan was approximately 1,057,884 on July 1, 2011, compared with approximately 1,044,028 on July 1, 2010 and 1,007,565 on July 1, 2000.  The Province's two largest urban areas are the cities of Regina, the capital of Saskatchewan, with a population of approximately 215,138 on July 1, 2010, and Saskatoon, with a population of approximately 265,259 as of the same date.

The climate of Saskatchewan is generally dry with temperatures varying markedly between very distinct seasons. The following table sets forth statistics on Saskatchewan's population, area and climate.

Saskatchewan Statistics

Population		Area
1,057,884 (July 1, 2011)		Land:
		·	570,700 square kilometres
Major Urban Centres			(220,350 square miles)
Regina		Fresh Water:
· Capital of Saskatchewan		·	81,630 square kilometres
· 215,138 (July 1, 2010)*			(31,520 square miles)
Saskatoon		Total:
· Centre for Saskatchewan's		·	652,330 square kilometres
resource-based and advanced			(251,870 square miles)
technology industries		Farm Land:
· 265,259 (July 1, 2010)*		·	268,655 square kilometres
(103,730 square miles)
Population Density		Cultivated Farm Land:
1 person per 0.66 square		·	202,470 square kilometres
kilometre (0.25 per square mile)			(78,170 square miles)
Commercial Forests:
Mean Temperatures Range (Regina)		·	126,300 square kilometres
January	-11to -22 degrees Celsius		(48,760 square miles)
July	26to 12 degrees Celsius

Mean Precipitation (Regina)
January	15millimetres
July	59millimetres
Year	364millimetres

*  Post-census adjusted data for 2011 for Regina and Saskatoon are not yet available.
Sources:     Saskatchewan Bureau of Statistics, Statistics Canada.

Constitutional Framework of Canada

Canada consists of a federation of ten provinces with a constitutional division of powers between the federal and provincial governments.  Canada was established by the Constitution Act, 1867, an Act of the Parliament of the United Kingdom, and by later enactments including the Constitution Act, 1982, which transferred jurisdiction over the Constitution of Canada (the Constitution) from the United Kingdom to Canada.

Various constitutional issues have been under discussion in Canada for a number of years.  On August 20, 1998, in response to a reference from the Federal government, the Supreme Court of Canada ruled that under the Constitution of Canada and international law, Quebec may not secede unilaterally from Canada, but that if the people of Quebec voted to secede by a clear majority vote on a clear question, the other provinces and the Federal Government would be obliged to enter negotiations with Quebec with respect to secession, such negotiations to be guided by constitutional principles, including federalism, democracy, constitutionalism and the rule of law, and the protection of minorities.

Under the Constitution, each provincial Legislature has exclusive authority to borrow money on the sole credit of that province and the authority to raise revenue for provincial purposes through direct taxation within its territorial limits.  Legislatures can also raise revenue through taxation in respect of non-renewable natural resources, forestry resources and sites and facilities for electricity production and generation.  Each province owns minerals and other resources on its provincial Crown lands and may own sub-surface resources on its other lands. Each province has the right to levy royalties on all lands and minerals which it owns. Each province has the legislative authority to regulate the exploration for and development, conservation and management of non-renewable natural resources, forestry resources and electricity generation.  Each province also has legislative authority in the areas of education, health, social services, property and civil rights, natural resources, municipal institutions and generally all matters of a purely local or private nature.

The Parliament of Canada is empowered to borrow money and to raise revenue by any mode or system of taxation.  Parliament has legislative authority over, among other things, the federal public debt and federal property, the regulation of trade and commerce, currency and coinage, banks and banking, bankruptcy and insolvency, navigation and shipping, foreign affairs, defence, postal service and unemployment insurance.  It also has authority over matters not assigned to the provincial legislatures.

Provincial Government

The executive power in the Province of Saskatchewan is vested in the Lieutenant Governor acting upon the advice of the Executive Council, which is responsible to the Legislative Assembly.  The Lieutenant Governor is appointed by the Governor General of Canada in Council and the Governor General in turn is appointed by a commission under the Great Seal of Canada.  The Executive Council, which includes the Premier and the Ministers of Ministries of the Provincial Government, is appointed by the Lieutenant Governor on the nomination of the leader of the political party which forms the Government.  Members of the Executive Council hold seats in the Legislative Assembly.

Saskatchewan's Legislative Assembly has 58 seats and is elected for a term of five years, subject to earlier dissolution by the Lieutenant Governor acting in accordance with constitutional principles.  The Legislative Assembly is usually dissolved by the Lieutenant Governor on the recommendation of the Premier.  The most recent Provincial election was held on November 7, 2011, and resulted in a majority for the Saskatchewan Party as the Government of Saskatchewan.  The representation in the Legislative Assembly at November 30, 2011 was as follows:  Saskatchewan Party, 49 seats; and, New Democratic Party, 9 seats.

OVERVIEW OF THE ECONOMY

Introduction

Saskatchewan has a modern, open and diversified economy.  Approximately two-thirds of the total value of all goods and services produced in the Province are exported.  Major exports include grains, oilseeds, crude oil, potash, natural gas, uranium and manufactured goods.  While many of the goods and service producing industries are directly or indirectly related to agriculture and natural resources, the Provincial economy continues to diversify into information age activities such as high technology, bio-technology and financial and other services.  The Province's abundance of renewable and non-renewable resources has made it the largest producer of wheat, second largest producer of crude oil and third largest natural gas producer in Canada.  Saskatchewan is also one of the world's leading suppliers of potash and uranium.

Saskatchewan’s economy declined at an annual real rate of 3.9 percent in 2009 largely due to decreased potash sales.  Canada’s real Gross Domestic Product (GDP) decreased by 2.8 per cent in the same year but increased by 3.2 per cent in 2010.  Saskatchewan’s nominal GDP dropped by 11.9 per cent in 2009.

Mining is the largest sector among Saskatchewan’s goods-producing industries.  The dominant mineral products of the Province include crude oil, potash, natural gas and uranium.  The number of oil wells drilled increased by 69.7 per cent and the value of oil sales increased by 15.1 per cent in 2010 because of stronger oil prices.  The value of natural gas sales decreased by 17.6 per cent as a result of lower natural gas production in 2010 while the number of gas wells drilled dropped from 233 wells in 2009 to 98 wells in 2010.  Potash sales rose by 82.0 per cent in 2010 primarily reflecting strong sales and high prices.

Manufacturing is the second largest sector of Saskatchewan’s goods-producing industries.  Saskatchewan’s manufacturing sales decreased by 4.0 per cent in 2010.

Agriculture is the third largest sector among Saskatchewan’s goods-producing industries.  Saskatchewan farmers harvested 21.8 million tonnes of the major grains and oilseeds in 2010, about 27.1 per cent lower than the harvest in 2009.

Saskatchewan farm cash receipts amounted to $9.2 billion in 2010, down 0.1 per cent from 2009.  Realized net farm income, which is the income left with farmers after deducting operating expenses and depreciation costs from farm cash receipts, amounted to $2.1 billion.

Retail sales increased by 3.0 per cent in 2010 while wholesale trade rose by 9.4 per cent in the same year.  New vehicle sales went up by 6.0 per cent in 2010.

Saskatchewan’s employment level increased by 0.9 per cent or 4,800 jobs in 2010.  In Canada, employment declined by 1.4 per cent or 227,900 jobs in the same year.

Saskatchewan’s unemployment rate averaged 5.2 per cent in 2010.  The national unemployment rate averaged 8.0 per cent in the same year.

The inflation rate of the Province, as measured by the rate of increase in the Consumer Price Index, was 1.4 per cent in 2010 compared to Canada’s inflation rate of 1.8 per cent.

The following table sets forth a summary of economic indicators for Saskatchewan and for Canada for the five years ended December 31, 2010.

Summary of Economic Indicators
						Compound
						Annual
	Calendar Year Ended December 31					Growth Rate
	2006	2007	2008	2009	2010	2006-2010
Gross Domestic Product - Saskatchewan
Current Market Prices (Millions) *	$45,441	$51,004	$65,357	$57,611	n.a	7.1%
Annual Rate of Change	3.9%	12.2%	28.1%	(11.9)%	n.a	n.a.
Per Capita *	$45,802	$50,991	$64,460	$55,970	n.a	6.2%
Chained 2002 Dollars (Millions) *	$38,910	$39,865	$41,514	$39,879	n.a	0.4%
Annual Rate of Change	(0.9)%	2.5%	4.1%	(3.9)%	n.a	n.a.
Per Capita *	$39,219	$39,855	$40,944	$38,743	n.a	(0.5	) %

Gross Domestic Product - Canada
Current Market Prices (Millions)	$1,450,405	$1,529,589	$1,603,418	$1,528,985	$1,624,608	2.7%
Annual Rate of Change	5.6%	5.5%	4.8%	(4.6)%	6.3%	n.a.
Per Capita	$44,524	$46,450	$48,128	$45,343	$47,630	1.6%
Chained 2002 Dollars (Millions)	$1,283,033	$1,311,260	$1,320,291	$1,283,722	$1,324,993	0.7%
Annual Rate of Change	2.8%	2.2%	0.7%	(2.8)%	3.2%	n.a.
Per Capita	$39,386	$39,820	$39,629	$38,070	$38,846	(0.4	) %

Consumer Price Index 1
(Annual Percentage Change)
Saskatchewan	2.0%	2.9%	3.2%	1.1%	1.4%	n.a.
Canada	2.0%	2.1%	2.4%	0.3%	1.8%	n.a.

Population (July 1)(Thousands)
Saskatchewan	992	1,000	1,014	1,029	1,044	0.9%
Canada	32,576	32,930	33,316	33,720	34,109	1.1%

Unemployment Rate
Saskatchewan	4.7%	4.2%	4.1%	4.8%	5.2%	n.a.
Canada	6.3%	6.1%	6.1%	8.3%	8.0%	n.a.
1 2002 = 100
n.a. = not applicable
Sources: Saskatchewan Bureau of Statistics, Statistics Canada
* Data for Saskatchewan's economy in 2010 are not available. Compound annual growth rate was calculated from 2005-2009 only.

Gross Domestic Product

Saskatchewan's real GDP measured in chained 2002 dollars increased at a compound average annual rate of 0.4 per cent in the period from 2005 to 2009.  Measured in current market prices, Saskatchewan's GDP grew at a compound average annual rate of 7.1 per cent in the same period.  In 2009, Saskatchewan's real GDP decreased by 3.9 per cent.

The following table sets forth the composition of the Province's GDP both at current market prices and in chained 2002 dollars for the five years ended December 31, 2009.

Gross Domestic Product
						Compound
						Annual
	Year Ended December 31					Growth Rate
	2005	2006	2007	2008	2009	2005-2009
			(Millions)

Gross Domestic Product
Current Market Prices
Personal Expenditure on Goods
and Services	$21,949	$23,156	$25,163	$27,313	$28,366	6.6%
Government Expenditure on Goods
and Services	8,679	9,148	9,975	10,641	11,066	6.3%
Gross Fixed Capital Formation	9,082	10,456	11,936	14,864	14,393	12.2%
Value of Physical Change in Inventories:
Non-Farm	448	1,139	849	(1,714)	(1,477)	n.a.
Farm Inventories and Grain in
Commercial Channels	600	(676)	(646)	1,604	70	n.a.
Exports of Goods and Services	30,198	30,916	35,463	47,007	37,563	5.6%
Less: Imports of Goods and Services	27,530	28,897	31,586	34,305	32,538	4.3%
Residual Error and Adjustment	300	199	(149)	(52)	168	n.a.
Total	$43,727	$45,441	$51,004	$65,357	$57,611	7.1%

Gross Domestic Product
Chained 2002 Dollars
Personal Expenditure on Goods
and Services	$20,797	$21,587	$22,998	$24,343	$24,733	4.4%
Government Expenditure on Goods
and Services	7,972	8,182	8,521	8,725	8,838	2.6%
Gross Fixed Capital Formation	8,923	10,015	10,755	12,559	11,871	7.4%
Value of Physical Change in Inventories:
Non-Farm	550	968	789	(1,195)	(1,127)	n.a.
Farm Inventories and Grain in
Commercial Channels	1,390	(616)	(324)	1,720	644	n.a.
Exports of Goods and Services	26,819	26,007	26,929	26,770	25,059	(1.7	) %
Less: Imports of Goods and Services	27,178	28,811	31,112	31,722	30,368	2.8%
Residual Error and Adjustment	271	180	(120)	(32)	113	n.a.
Total	$39,275	$38,910	$39,865	$41,514	$39,879	0.4%
n.a. = not applicable
Note: Components may not add due to use of chained fisher price methodology.
Source: Saskatchewan Bureau of Statistics, data for 2010 are not yet available.

Capital Expenditure

Gross fixed capital formation increased at a compound average annual rate of 12.2 per cent over the period from 2005 to 2009.  Investment in transportation and warehousing increased by 46.9 per cent; manufacturing, 25.4 per cent and construction, 24.4 per cent.

The following table sets forth information on Saskatchewan's gross fixed capital formation for the five years ended December 31, 2009.

Gross Fixed Capital Formation
						Compound
						Annual
	Year Ended December 31					Growth Rate
	2005	2006	2007	2008	2009	2005-2009
			(Millions)

Agriculture1	$733	$558	$998	$1,015	$962	7.0%
Mining2	3,183	4,004	4,392	5,305	4,223	7.3
Construction	86	98	154	207	206	24.4
Manufacturing	297	436	354	464	734	25.4
Transportation & Warehousing	372	456	525	1,089	1,730	46.9
Information and Cultural Services	246	375	319	303	342	8.6
Utilities	634	433	430	578	840	7.3
Retail and Wholesale Trade	351	390	391	424	390	2.7
Finance and Insurance3	2,030	2,334	2,998	3,376	2,979	10.1
Commercial Services	187	228	301	378	345	16.5
Institutions	313	462	302	689	400	6.3
Public Administration	651	681	772	1,036	1,241	17.5
Total	$9,083	$10,455	$11,936	$14,864	$14,392	12.2%
1 Includes forestry, fishing, trapping and hunting.
2 Includes oil and natural gas extraction, potash, uranium and other minerals.
3 Includes real estate and other services not shown above.
Components will not add to total.
Source: Saskatchewan Bureau of Statistics, data for 2010 are not yet available.

Exports and Imports

Crude oil, manufactured goods, grains and potash are Saskatchewan's principal exports, accounting for 26.1 per cent, 14.5 per cent, 16.5 per cent and 8.2 per cent, respectively, of total exports in 2009.  For the five years ended December 31, 2009, total exports increased by an average of 5.6 per cent per year while imports increased by an average of 4.3 per cent per year.

The following table sets forth details of Saskatchewan's exports and imports at current market prices for the five years ended December 31, 2009.

Trade with the Rest of Canada and Abroad
						Compound
						Annual
	Year Ended December 31					Growth Rate
	2005	2006	2007	2008	2009	2005-2009
			(Millions)

Exports
Grain	$2,640	$3,500	$5,311	$6,255	$6,199	23.8%
Crude Oil	7,115	8,131	8,393	13,402	9,788	8.3
Potash	2,697	2,209	3,056	7,379	3,068	3.3
Manufactured Goods	4,798	4,865	5,437	6,034	5,431	3.1
Other	12,948	12,212	13,266	13,937	13,077	0.2
Total Exports	$30,198	$30,916	$35,463	$47,007	$37,563	5.6%

Imports
Crude Oil	$1,572	$1,317	$1,254	$983	$1,141	(7.7)%
Manufactured Goods	6,001	6,037	6,497	7,016	6,424	1.7
Other	19,957	21,543	23,835	26,306	24,973	5.8
Total Imports	$27,530	$28,897	$31,586	$34,305	$32,538	4.3%
Source: Saskatchewan Bureau of Statistics, 2010 data are not yet available.

Labour Force and Employment

Saskatchewan's unemployment rate remained well below the national unemployment rate in 2010.  The national unemployment rate stood at 8.0 per cent in 2010, while Saskatchewan's unemployment rate was 5.2 per cent in the same year.

In the first eleven months of 2011, Saskatchewan’s seasonally adjusted unemployment rate has averaged 4.9 per cent, compared to the national average unemployment rate of 7.5 per cent over the same period.  Thus far, total employment in the Province has increased by about 1,000 compared with the same period last year.

The following table sets forth selected labour force statistics for Saskatchewan and Canada for the five years ended December 31, 2010.

Labour Force Statistics
						Compound
						Annual
	Year Ended December 31					Growth Rate
	2006	2007	2008	2009	2010	2006-2010
	(Thousands, Except Percentages)

Labour Force
Saskatchewan	516	527	534	546	553	1.8%
Canada	17,593	17,884	18,204	18,329	18,525	1.3%

Employed
Saskatchewan	492	504	513	519	524	1.6%
Canada	16,484	16,806	17,087	16,813	17,041	0.8%

Unemployed
Saskatchewan	24	22	22	26	29	4.5%
Canada	1,108	1,079	1,116	1,516	1,484	7.6%

Unemployment Rate
Saskatchewan	4.7%	4.2%	4.1%	4.8%	5.2%	n.a.
Canada	6.3%	6.1%	6.1%	8.3%	8.0%	n.a.

Participation Rate
Saskatchewan	69.1%	69.5%	69.6%	70.0%	69.9%	n.a.
Canada	67.2%	67.4%	67.7%	67.1%	67.0%	n.a.
n.a. = not applicable
Source: Statistics Canada.

Approximately 33,000 net new jobs were created in the Province in the period from 2006 to 2010.  Construction, mining and Finance, insurance & real estate were the leaders in terms of job creation during the period in review.

The following table sets forth selected statistics of employment by industry for the Province.

Employment by Industry
						Compound
						Annual
Year Ended December 31						Growth Rate
	2006	2007	2008	2009	2010	2006-2010
(Thousands)

Goods-Producing Industries
Agriculture	48	43	41	43	42	(3.3)%
Mining	22	22	25	24	26	4.8
Construction	30	32	36	38	40	7.9
Manufacturing	29	31	31	29	31	1.0
Subtotal	128	129	133	135	138	1.9

Service Industries
Transportation, Communication,
Utilities and Storage	30	30	30	30	31	0.4
Wholesale and Retail Trade	79	83	83	80	80	0.3
Finance, Insurance and Real Estate	26	27	28	29	31	4.4
Business and Community Services	201	208	209	215	216	1.8
Public Administration	28	28	29	31	29	1.0
Subtotal	363	376	380	385	386	1.5
Total	492	504	513	520	524	1.6%
Note: Components may not add due to rounding.
Source: Saskatchewan Bureau of Statistics

Personal Income

Saskatchewan personal income increased at a compound average annual rate of 7.5 per cent over the period from 2005 to 2009. The following table sets forth personal income for Saskatchewan for the five years ended December 31, 2009.

Personal Income
						Compound
						Annual
	Year Ended December 31					Growth Rate
	2005	2006	2007	2008	2009	2005-2009
	(Millions)

Wages, Salaries and Supplementary
Labour Income	$17,620	$19,197	$20,733	$22,702	$23,601	7.6%
Net Income Received by Farm Operators
from Farm Production	289	(268)	126	1,907	887	32.4
Net Income of Non-Farm Unincorporated
Business1	2,168	2,264	2,423	2,713	3,170	10.0
Interest, Dividends and Miscellaneous
Investment Income	2,981	3,233	3,565	3,780	3,559	4.5
Others	4,803	5,021	5,475	5,920	5,941	5.5
Total	$27,861	$29,447	$32,322	$37,022	$37,158	7.5%
1 Includes rent.
n.a. = not applicable
Source: Saskatchewan Bureau of Statistics, 2010 data are not yet available.

Economic Structure

The following table sets forth Saskatchewan's real GDP at basic prices by industry for the five years ended December 31, 2010

Gross Domestic Product at Basic Prices by Industry in Millions of Chained 2002 Dollars

							Compound
	Year Ended December 31					Per Cent	Annual
						of 2010	Growth Rate
	2006	2007	2008	2009	2010	Total	2006-2010
	(Millions)
Goods-Producing Industries
Agriculture, forestry, fishing
and hunting	$3,798	$4,016	$5,207	$5,407	$4,335	11.0%	3.4%
Mining1	5,484	5,440	5,226	4,339	5,221	13.2%	(1.2)%
Utilities	898	918	909	964	1,048	2.7%	3.9%
Manufacturing	2,707	2,884	2,903	2,755	2,736	6.9%	0.3%
Construction	2,023	2,090	2,590	2,684	2,761	7.0%	8.1%
Subtotal	$14,910	$15,349	16,835	$16,150	$16,100	40.8%	1.9%

Services Industries
Transportation and Warehousing	$2,291	$2,281	$2,223	$2,175	$2,156	5.5%	(1.5)%
Finance, Insurance and
Real Estate	5,536	5,789	5,971	6,124	6,271	15.9%	3.2%
Wholesale and Retail Trade	3,924	4,359	5,011	4,726	4,831	12.3%	5.3%
Business Services	3,975	4,218	4,314	4,356	4,407	11.2%	2.6%
Institutions	4,135	4,234	4,338	4,433	4,497	11.4%	2.1%
Public Administration	1,951	2,006	2,024	2,067	2,109	5.3%	2.0%
Subtotal	$21,812	$22,887	$23,881	$23,881	$24,271	61.5%	2.7%

Gross Domestic Product at
Basic Prices	$36,321	$37,591	$39,445	$37,793	$39,438	100.0%	2.1%

1 Includes oil, potash, uranium, natural gas and other minerals.
Note: Components may not add due to use of chained fisher dollar methodology. GDP at basic prices and GDP at market prices differ by the amount of "indirect taxes net of subsidies on products."
Source: Statistics Canada.

Agriculture

Based on the 2006 Census of Agriculture, Saskatchewan has 44,329 farms with an average size of 1,449 acres.  With slightly less than half of the total land area of the Province utilized for farming, the Province has approximately half of the cultivated farm land in all of Canada.

Historically, wheat has been Saskatchewan's largest single grain crop in terms of volume and value.  Between 2001 and 2010, wheat accounted for 30.4 per cent of all crops grown in the Province and represented over half of all the wheat grown in Canada. In 2010, wheat's share accounted for 28.5 per cent of the total Saskatchewan crop harvest.  Other major grains and oilseeds such as durum, barley and canola accounted for 48.9 per cent of total crop production in 2010.  Specialty crops such as mustard, lentils, peas and others accounted for 22.6 per cent of the total harvest in 2010.

	Crop Production

											2001 to 2010
	Calendar Year Ended December 31										10 year
	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	Average
	(Millions of Tonnes)

Wheat	7.4	4.5	7.0	7.8	8.1	8.4	6.0	8.0	8.6	7.0	7.3
Durum	2.5	2.9	3.2	3.8	4.9	2.7	3.0	4.4	4.4	2.6	3.4
Barley	3.7	2.5	4.4	4.7	5.0	3.4	3.9	4.6	4.1	1.9	3.8
Canola	2.2	1.8	2.7	2.9	4.5	3.7	4.2	5.6	6.3	5.7	3.9
Specialty Crops1	2.1	1.5	2.2	3.7	3.8	2.8	3.3	4.1	4.4	4.1	3.2
Other2	2.0	1.7	1.8	1.9	2.6	2.9	3.3	3.1	2.4	1.3	2.3
Total	19.8	15.0	21.1	24.7	28.9	23.8	23.7	29.9	30.1	22.6	24.0

1   Includes mustard, sunflowers, lentils, field peas and canary seed.
2   Includes oats, fall rye, spring rye, flax and other mixed grain.
Source:	Statistics Canada.
Note: Components may not add due to rounding.

Livestock production is also important in Saskatchewan.  Approximately one-quarter of the total Canadian beef cattle herd is located in the Province.  Other livestock raised in Saskatchewan include hogs, sheep, lambs, poultry and dairy cattle.

Farm cash receipts from crop production totalled $6.7 billion in 2010, with wheat, durum and canola accounting for $4.4 billion, or 66.2 per cent, of the year's total cash receipts from crop sales.  Farm cash receipts from the sale of livestock and livestock products amounted to $1.6 billion in 2010, with cattle and calves accounting for $1.0 billion, or 62.9 per cent, of the year's total cash receipts from livestock sales.

Total farm cash receipts reached $9.2 billion in 2010, down 0.1 per cent from 2009.

The following table sets forth Saskatchewan's farm cash receipts for the five years ended December 31, 2010.

Farm Cash Receipts
						Compound
						Annual
	Year Ended December 31					Growth Rate
	2006	2007	2008	2009	2010	2006-2010
	(Millions)

Crops
Wheat and Durum	$1,328	$2,064	$2,715	$2,318	$1,708	6.5%
Canola	1,117	1,489	2,009	2,327	2,716	24.9
Barley	229	353	428	416	286	5.7
Other Crops1	989	1,297	1,838	2,211	1,974	18.9
Subtotal	$3,663	$5,203	$6,990	$7,272	$6,684	16.2

Livestock & Livestock Products
Cattle & Calves	$1,112	$1,085	$1,120	$942	$1,019	(2.2)
Hogs	289	261	236	177	228	(5.8)
Other Livestock and Livestock Products2	323	347	374	371	374	3.8
Subtotal	$1,724	$1,694	$1,729	$1,490	$1,620	(1.5)

Supplementary, Deficiency, Stablization,
Insurance and Other Payments	$1,267	$871	$680	$462	$912	(7.9)

Total Farm Cash Receipts	$6,653	$7,768	$9,400	$9,224	$9,216	8.5%
1 Includes net deferments.
2 Includes sheep, lambs, dairy products, poultry, eggs and other livestock products.
Note: Components may not add due to rounding.
Source: Statistics Canada.

Total farm revenue is made up of three components:  crop receipts, livestock receipts and government program payments.  Crop receipts amounted to $6.7 billion in 2010, down 8.1 per cent from 2009 due to poor harvest.  Farm cash receipts from livestock sales amounted to $1.6 billion in the same year, up 8.7 per cent from 2009.  Government payments in 2010 amounted to $912 million, up 97.4 per cent from the amount provided by both the federal and provincial governments to farmers in 2009.

Saskatchewan's 2010 realized net farm income amounted to $2.1 billion, compared with $1.6 billion in 2009.  Realized net farm income is the result of deducting farm operating expenses and depreciation cost from farm cash receipts.

Mining and Petroleum/Natural Gas

In 2010, the total value of mineral sales amounted to $18.0 billion, an increase of 24.3 per cent from the prior year.  Crude oil, natural gas and potash accounted for 92.0 per cent of the total value of mineral sales in 2010.

In the first eight months of 2011, the value of oil sales increased by 12.7 per cent while the value of natural gas sales dropped by 26.1 per cent due to lower selling volume.  The value of potash sales went up by 29.1 per cent in the first nine months of 2011.

The following table sets forth Saskatchewan's value and volume of mineral sales for the five years ended December 31, 2010.

Mineral Sales
						Compound
						Annual
	Year Ended December 31					Growth Rate
	2006	2007	2008	2009	2010	2006-2010
	(Millions of Dollars Unless Otherwise Indicated)

Value of Mineral Sales
Oil	$7,880	$8,376	$13,329	$8,974	$10,322	7.0%
Natural Gas	1,666	1,452	1,653	744	617	(22.0)%
Potash	2,210	3,057	7,379	3,067	5,582	26.1%
Other 1	1,059	1,553	1,372	1,663	1,441	8.0%
Total	$12,816	$14,438	$23,733	$14,448	$17,963	8.8%

Volume of Mineral Sales
Oil (millions of barrels)	156	156	161	155	154	(0.4)%
Natural Gas (millions of cubic metres)	7,126	6,400	5,858	5,205	4,304	(11.8)%
Potash (thousands of tonnes)	8,210	10,661	9,894	3,715	9,733	4.3%

1 Other includes Uranium, Gold, Sodium Sulphate, Salt, Coal, and Base Metals and Bentonite.
Note: Components may not add due to rounding.
Source: Saskatchewan Bureau of Statistics and Saskatchewan Ministry of Energy and Resources.

Oil.  Saskatchewan is the second largest crude oil producing province in Canada.  Subject to change due to price fluctuations and technology improvements, remaining economically recoverable reserves in the Province are estimated to be 1.2 billion barrels of crude oil.

The volume of Saskatchewan oil sales decreased at a compound annual rate of 0.4 per cent from 2006 to 2010 while the value of oil sales increased by 7.0 per cent in the same period.

Saskatchewan crude oil production is of light, medium and heavy gravity.  Approximately 15 to 20 per cent of Saskatchewan’s crude is sold within the Province (primarily to the NewGrade Upgrader, Husky Upgrader and Moose Jaw Asphalt plant) while 10 to 15 per cent is sold to refineries in Eastern Canada.  The major market for Saskatchewan’s oil is the upper Midwest of the United States (approximately 65 to 75 per cent.)

Both the NewGrade and Husky Upgraders are designed to produce an output of light synthetic crude oil from a feedstock of blended heavy crude oil.  The NewGrade Upgrader has an operating capacity of approximately 60,000 barrels per day while the Husky Upgrader has the capacity to upgrade approximately 82,000 barrels per day.

In addition to local companies, a large number of multinational oil and gas companies are actively involved in exploration and development in the Province.  The oil industry has experienced success with deep drilling discoveries and is adopting technological improvements.  For example, horizontal drilling and screw pump technology can significantly improve recovery rates and lower operating costs for many reservoirs in Saskatchewan.  The oil industry in the Province invested approximately $16.4 billion in the period from 2006 to 2010 exploring for and developing oil reserves.  From 2006 to the end of 2010, 11,801 oil wells were drilled in Saskatchewan.  In 2010, 2,730 oil wells were drilled in the Province.

Natural Gas.  The volume of Saskatchewan natural gas sales decreased at a compound average annual rate of 11.8 per cent from 2006 to 2010, while the value of natural gas sales decreased by 22.0 per cent in the same period.  The natural gas industry in the Province invested approximately $0.9 billion in the period from 2006 to 2010 exploring for and developing natural gas reserves. During this period, 4,228 natural gas wells were drilled.  In 2010, 98 gas wells were drilled in the Province.

Potash.  Saskatchewan has ten potash mines that produce potash from massive reserves located in southern Saskatchewan. By conservative estimates, Saskatchewan could supply world demand at current levels for several hundred years.  Potash production in Saskatchewan is highly mechanized and relatively low-cost because of the regularity and thickness of deposits and the predictability of ore grades.

In recent years, Saskatchewan potash production has accounted for about 30 per cent of the world's output.  Approximately 45 per cent of Saskatchewan's potash production is exported to the United States.  The Saskatchewan government implemented changes in 2005 to the potash tax system to promote sales and investment by the potash industry.  As a result of the tax changes and strong demand growth, the potash industry is expected to be one of the main engines of economic growth for the Saskatchewan economy in the future.  The Saskatchewan potash industry is expected to spend close to $13 billion by the end of the current decade, expanding the existing mines in the Province.  There is also the potential for the development of new potash mines that could each cost up to $10 billion to construct, depending on size.  These expansions and potential new mines are expected to create significant economic spin offs and thousands of permanent and construction jobs in the Province.

Uranium.  In 2010, Saskatchewan was the world’s second largest producer of uranium behind Kazakhstan.  The Athabasca Basin, in northern Saskatchewan, contains the largest, high-grade uranium deposits in the world and has good potential for significant new discoveries.  Uranium was produced at three facilities (McArthur River-Key Lake, Rabbit Lake and McClean Lake) located in northern Saskatchewan.

Current and planned expansion of the Province’s uranium supply capability includes the McClean Lake, McArthur River and Rabbit Lake mines and the Midwest and Cigar Lake projects.

McClean Lake, the Province’s newest facility, commenced production in 1999.  In 2009, with mining operations having ceased, McClean Lake continued production of stockpiled ore from the Sue E and Sue B deposits and in July 2010 the mill was placed in care and maintenance mode.  Mining authorization for the McClean North deposits has been granted and the Caribou deposit was deferred due to economic conditions but continues in the regulatory review process.  Current production plans are to restart the mill once Cigar Lake comes onstream and other future ore supply sources are being evaluated.

The McArthur River project began production in 1999 with the ore being processed at the Key Lake mill.  Under regulatory approval, in 2009 the mine was allowed to increase production marginally to cover 2008 reductions during scheduled mill maintenance.  An application to expand production capacity at Key Lake and McArthur River is under regulatory review.

The Rabbit Lake mine returned to production in 2002 following a two-year shutdown. With the identification of additional reserves, production will continue until 2017, decreasing as the mill converts to the processing of Cigar Lake ore.

Of the future mine expansion projects, Cigar Lake and Midwest received initial environmental assessment approval in 1998 but did not proceed due to market conditions.  Cigar Lake was granted a full construction license to proceed in 2004.  In 2006 and 2008, Cigar Lake experienced water inflows and the mine was allowed to flood.  The initial production date is forecast for 2013 as remediation activities continue.  In 2006, it was announced that the Midwest project would proceed.  In 2008, the project was deferred due to economic conditions but continues in the environmental review process and is currently forecast to begin production in 2017.

Manufacturing

The value of Saskatchewan's manufacturing shipments reached $10.9 billion in 2010, down 4.0 per cent from 2009.

Manufacturing activity has been traditionally based on agriculture.  Food processing is the largest component of the manufacturing sector, accounting for about 22.6 per cent of total manufacturing activity in 2010.  Saskatchewan's manufacturing sector also produces farm machinery and chemical products.  The further processing of primary products such as grain, livestock, forest products and oil is a growing component of Saskatchewan's manufacturing sector.

Saskatchewan's high technology industry is centred in Saskatoon.  Satellite control technology, telecommunications, data communications and agricultural biotechnology products are produced in the Province for domestic and international sale.

Value of Manufacturing Shipments
						Compound
						Annual
	Year Ended December 31					Growth Rate
	2006	2007	2008	2009	2010	2006-2010
	(Millions)

Food Processing	$2,296	$2,433	$2,670	$2,535	$2,468	1.8%
Wood	486	284	239	190	219	(18.0)%
Metal Fabrication	665	688	815	732	598	(2.6)%
Machinery	785	997	1,204	1,349	1,158	10.2%
Chemical Products	946	1,101	1,395	1,290	1,340	9.1%
Other	4,688	4,920	6,858	5,267	5,129	2.3%
Total	$9,865	$10,423	$13,181	$11,364	$10,911	2.6%
Note: Components may not add due to rounding.
Source: Statistics Canada. Data for chemicals and chemical products, electrical and electronic products are not available from
Statistics Canada. These data are now included in Other.

Service Industries

The service industries form the largest component of the Province's economy.  Services contribute a substantial part of the Province's economic growth and create the vast majority of jobs.  Services accounted for approximately 73.6 per cent of total employment in the Province in 2010.

This sector is comprised of six industries, namely: business, personal and community services; finance, insurance and real estate; wholesale and retail trade; transportation; communication and utilities; and, public administration.

Of these, the biggest sector in terms of output share and employment is business, personal and community services.  Output from the business, personal and community services sector accounts for one-fifth of the entire economy and approximately four out of ten jobs in the Province.  This segment of the industry consists of:  education and related services; heath care institutions, including hospitals, nursing homes and welfare services; religious organizations; amusement and recreation services; business services such as management and business consultants and computer services; personal services; and, accommodation and food.

Finance, insurance and real estate, which constitute a large component of the service-producing industries, represented 15.6 per cent of the entire Saskatchewan economy in 2010.  This segment includes banks and other institutions delivering financial services, insurance carriers and agencies and real estate companies.

FINANCES OF THE GOVERNMENT

Introduction

The Saskatchewan Government (Government) has general authority for the administration of provincial activities and functions within the Province.  Responsibility for a variety of such activities and functions has been ceded to local government bodies and agencies under authority of a number of provincial statutes.  Responsibilities of the Government not ceded to local government bodies are carried out directly by the Government and through a number of funds and provincial Crown corporations.

Funds

The General Revenue Fund financial statements have been designed primarily to provide an accounting of the financial resources appropriated by the Saskatchewan Legislative Assembly.  The General Revenue Fund is the general fund of the Government to which all public monies received are credited except where the Legislative Assembly has directed otherwise.  Substantially all of the debt of the Government is incurred pursuant to The Financial Administration Act, 1993 and is repayable from the General Revenue Fund.

The General Revenue Fund financial statements are not intended to be summary financial statements that provide a full accounting of the financial affairs and resources of all the entities for which the Government is responsible.  Only those transactions pertaining to the receipt of money from or payment of money to the General Revenue Fund are reflected in these statements.  The financial transactions of other Crown entities, such as provincial Crown corporations, agencies, boards, and commissions, are reported separately from the financial transactions of the General Revenue Fund.  See the "Government of Saskatchewan Summary Financial Statements" contained within Exhibit (e) Volume 1 of the Public Accounts.

A variety of special purpose and other funds are administered by the Government.  Included within these funds are pension plans, funds held in trust for third parties under various arrangements and special purpose funds.  The assets, liabilities and residual balances of these funds are maintained and reported separately from those of the General Revenue Fund.

The General Revenue Fund's fiscal year begins on April 1 and ends on March 31.  Revenue and expenses are recorded on an accrual basis except for defined benefit pension plan costs.

During 2008-09, the Government made a change in accounting policy to comply with the recommendations of the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants for long-term debt.  On the Statement of Financial Position, loans to Crown corporations and public debt (gross debt net of sinking funds) are now presented net of government business enterprise specific debt.  Additionally, reimbursements of interest from Crown corporation general debt are no longer netted against debt servicing costs on the Statement of Operations.  Prior to this change in accounting policy, public debt was presented on a gross basis on the Statement of Financial Position, and all reimbursements of interest from Crown corporations’ debt were netted against debt servicing costs.  The 2007-08 amounts have been restated for this change in accounting policy.

During 2008-09, the Government determined that agricultural land held for resale, previously presented as a financial asset, is more appropriately classified as tangible capital assets because this land is not expected to be sold within the next year.  This change has been applied retroactively with restatement of the 2007-08 amounts.

During 2008-09, the Government reclassified certain revenue categories, with restatement of 2007-08 amounts:
·
Corporation capital tax has been split into two components.  Resource surcharge has been moved to non-renewable resources and the remaining component of corporation capital tax has been included with other taxes;

·	Liquor consumption tax has moved from sales tax to other taxes and sales tax has been renamed provincial sales tax; and
·	Crown land sales previously reported in oil revenues has been broken out.

Each year the Minister of Finance presents a budget to the Legislative Assembly that provides estimates of the Government's planned activities during the fiscal year for the General Revenue Fund.  The estimates of expenses in each fiscal year are voted by the Legislative Assembly, with the exception of those expenses for which provision has been made previously by legislation, such as amounts required to service the debt of the Government.

The accounts and financial statements of the Province are examined by the Provincial Auditor who is responsible to the Legislative Assembly and is required to make a report to the Legislative Assembly with respect to each fiscal year.

General Revenue Fund Statement of Cash Requirements and Financing

The following table summarizes cash requirements and financing of the General Revenue Fund for the five fiscal years ended March 31, 2011, and the Budget Estimate for fiscal year 2012.

General Revenue Fund Statement of Cash Requirements and Financing

	Fiscal Year Ended March 31
						Estimated
	2007	2008	2009	2010	2011	2012
	(Millions)

Cash Requirements

Operating Activities
Revenue	$8,643	$9,866	$12,325	$10,267	$11,061	$10,794
Expenditures	8,245	8,583	10,355	10,099	10,965	10,679
Transfers (to) from Fiscal Stabilization Fund	0	642	0	0	0	0
Transfers (to) from Saskatchewan Infrastructure Fund	(105)	0	0	0	0	0
Transfers (to) from Growth and Financial Security Fund	-	-	419	257	(48)	268
Budgetary Surplus (Deficit)	293	641	2,389	425	48	383
Add (deduct) Non-Cash Items
Amortization of Foreign Exchange Gains and Losses	3	2	5	(1)	0	2
Amortization of Capital Assets	152	148	167	146	172	174
(Gain) Loss on Loans and Investments	1	9	1	3	0	(16)
Net Change in Non-Cash Operating Activities	(17)	228	(115)	227	(383)	(40)
Earnings Retained in Sinking Funds	(46)	(46)	(79)	(159)	(149)	(81)
Cash provided by (used for) Operating Activities	386	982	2,368	641	(312)	422

Capital Activities
Acquisition of Capital Assets	(248)	(278)	(342)	(348)	(370)	(390)

Investing Activities
Receipts	270	124	565	1,012	1,037	278
Disbursements	299	407	2,323	466	257	1,029
Cash (required for) provided by
Investing Activities	(29)	(283)	(1,758)	546	780	(751)
Cash provided (required)	$109	$421	$268	$839	$98	$(719)

Financing Activities
Proceeds from Debt	$1,421	$558	$32	$509	$183	$887
Repayment of Debt	(1,293)	(646)	(755)	(867)	(688)	(379)
Proceeds from (repayment of) Debt	128	(88)	(723)	(358)	(505)	508
Increase (decrease) in Deposits Held	(850)	74	209	(198)	7	0
Decrease (increase) in Cash & Temporary Investments	613	(407)	246	(283)	400	211
Total Financing	$(109)	$(421)	$(268)	$(839)	$(98)	$719
1 See Notes 1-9 commencing on page 34.

Fiscal Year 2011 Results

On June 24, 2011, the Minister of Finance released the financial results for the General Revenue Fund (GRF) for the fiscal year ended March 31, 2011.

Total General Revenue Fund revenue of $11,060.7 million for the fiscal year ended March 31, 2011 increased by $794.2 million, or 7.7 per cent, from the previous fiscal year.  The increase is primarily due to higher non-renewable resources revenue, particularly potash, higher tax revenue and other own-source revenue.  These increases were partially offset by a decrease in transfers from Crown Entities and lower transfers from the federal government.

General Revenue Fund expense (operating expense plus debt-servicing expense) of $10,965.3 million increased by $866.5 million, or 8.6 per cent, over the previous year primarily due to year-over-year increases in Health, Agriculture, Advanced Education, Employment and Immigration, Social Services, and Corrections, Public Safety and Policing.  These increases were partially offset by decreases in Finance Debt Servicing and Municipal Affairs.

The GRF transferred $47.7 million to the Growth and Financial Security Fund (GFSF) in fiscal 2011, one-half of the GRF pre-transfer surplus as required by The Growth and Financial Security Act.  In fiscal year 2010, the GRF recorded a net transfer of $256.8 million from the GFSF.

As a result, the General Revenue Fund recorded a surplus of $47.7 million for fiscal year 2011, compared to a GRF surplus of $424.5 million for fiscal year 2010.

At March 31, 2011, gross debt of the General Revenue Fund was $10,549.9 million compared to $10,690.0 million at March 31, 2010.  Approximately 58 per cent of the General Revenue Fund's gross debt at March 31, 2011 was incurred for general government purposes while 42 per cent was incurred for and reimbursable from Crown corporations.  Crown corporation debt at March 31, 2011 was incurred for general Crown purposes (14 per cent) and for Government Business Enterprises (86 per cent).  Approximately 97 per cent of the General Revenue Fund's gross debt was denominated in Canadian dollars while about 3 per cent was denominated in United States dollars at March 31, 2011.

During fiscal year 2011, the General Revenue Fund issued and sold $160.7 million in debentures for general government purposes and increased short term debt by $20.7 million.  During fiscal year 2011, the General Revenue Fund redeemed outstanding debentures issued for general government purposes totaling $484.7 million.  During the same period, the General Revenue Fund issued and sold $429.6 million in debentures for Crown corporations, decreased short term debt by $84.4 million for Crown corporations and redeemed $170.0 million of debentures issued for Crown Corporations.  The General Revenue Fund's sinking funds totaled $2,431.8 million at March 31, 2011. Contributions to the General Revenue Fund's sinking funds amounted to $91.9 million in fiscal year 2011.

Guaranteed debt of the General Revenue Fund was $35.4 million at March 31, 2011, compared to $17.1 million at March 31, 2010.

Fiscal Year 2012 Budget Estimate

On March 23, 2011, the Minister of Finance tabled the Budget Address and Estimates for the fiscal year ending March 31, 2012.

The Budget Estimates for the General Revenue Fund for fiscal year 2012 projected total revenue of $10,794.3 million, total expense of $10,679.3 million, a net transfer from the GFSF to the GRF of $267.5 million, and a budgetary surplus of $382.5 million.  Net cash required for operations and investments for fiscal year 2012 is estimated to be $718.7 million.

Expense in the 2011-12 Budget is estimated to be up by $555.2 million, or 5.5 per cent, from the 2010-11 Budget.  This increase is primarily due to increases in Health, Education (including Advanced Education, Employment and Immigration and Teachers’ Pensions and Benefits), Social Services, Agriculture, and Corrections, Public Safety and Policing.

2011-12 borrowing requirements are estimated at $886.8 million, exclusively for Crown Corporations.  Debt retirement is estimated at $379.0 million, resulting in an increase in gross debt of $507.8 million.

The 2011-12 Budget estimates public debt (gross debt less equity in sinking funds) at March 31, 2012 to be $8,853.8 million compared to $8,368.5 million forecast at March 31, 2011, an increase of $485.3 million, or 5.8 per cent. Government general debt is estimated to be $3,815.5 million at March 31, 2012 exhibiting a decrease of $325 million from the forecast at March 31, 2011.  Crown corporation general debt is estimated to be $742.7 million at March 31, 2012 compared with $687.6 million forecast at March 31, 2011, an increase of $55.1 million or 8.0 per cent.  Government Business Enterprise specific debt is estimated to be $4,295.6 million at March 31, 2012 compared to $3,540.4 million forecast at March 31, 2011, an increase of $755.2 million or 21.3 per cent.

During the period April 1, 2011 to November 30, 2011, the Government issued and sold debentures and bonds totaling $24.0 million.  On June 3, 2011 the Government issued $5 million, 2.65 per cent debentures to the Canada Pension Plan Investment Board (CPPIB) due June 3, 2016.   On July 4, 2011, the Government issued two debentures to the CPPIB:  $6 million, 2.96 per cent debentures due July 4, 2018 and $3 million, 3.85 per cent debentures due July 4, 2026.  On November 3, 2011 the Government issued two debentures to the CPPIB: $5 million, 2.07 per cent debentures due November 3, 2016 and $5 million, 2.66 per cent debentures due November 3, 2018.

The 2011-12 Budget continues reporting Summary Financial Budget details that provide a bottom line forecast for all entities over which the Government has control, such as Crown corporations and other entities.  The Budget uses a full accrual accounting model for reporting capital costs in both the GRF and the Summary Financial Statements.  Since 2004-05, under this full accrual accounting model, the full cost of capital is no longer included in the expenses within the fiscal year.  Rather, the capital is included as part of the Government's assets.  The annual cost of using the asset (i.e. amortization) is recognized as an expense in the annual spending.

During 2008-09, the Government made a change in accounting policy to comply with the recommendations of the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants for long-term debt.  On the Statement of Financial Position, loans to Crown corporations and public debt (gross debt net of sinking funds) are now presented net of government business enterprise specific debt.  Additionally, reimbursements of interest from Crown corporation general debt are no longer netted against debt servicing costs on the Statement of Operations.  Prior to this change in accounting policy, public debt was presented on a gross basis on the Statement of Financial Position, and all reimbursements of interest from Crown corporations' debt were netted against debt servicing costs.  The 2007-08 amounts have been restated for this change in accounting policy.

During 2008-09, the Government determined that agricultural land held for resale, previously presented as a financial asset, is more appropriately classified as tangible capital assets because this land is not expected to be sold within the next year.  This change has been applied retroactively with restatement of the 2007-08 amounts.

During 2008-09, the Government reclassified certain revenue categories, with restatement of 2007-08 amounts:
·
Corporation Capital Tax has been split into two components.  Resource Surcharge has been moved to Non-Renewable Resources and the remaining component of Corporation Capital Tax (on financial institutions and Crown corporations only) has been included with Other Taxes;

·	Liquor Consumption Tax has moved from Sales Tax to Other Taxes and Sales Tax has been renamed Provincial Sales Tax; and,
·	Crown land sales revenue, previously reported in Oil revenue, has been broken out.

Fiscal Year 2012 1st Quarter Report

On July 21, 2011, the Minister of Finance released the 1st Quarter Financial Report for the fiscal year ending March 31, 2012.  The report forecasts total revenue of $10,858.4 million, total expense of $10,786.7 million, a net transfer from the GFSF of $289.1 million and a budgetary surplus of $360.8 million.

Total revenue is forecast to be up $64.1 million from budget primarily due to increased transfers from the Government of Canada for disaster assistance and higher interest related earnings.

Total expense is forecast to be up $107.4 million from budget, primarily reflecting a $50.7 million increase in Education (including Teachers’ Pensions and Benefits) related to the Teachers’ Collective Bargaining Agreement, a $40.0 million increase in Corrections, Public Safety and Policing for claims under the Provincial Disaster Assistance Program and an additional $20.0 million in Highways and Infrastructure due to emergency repairs.

Total debt is forecast to be $8.4 billion, up $303.3 million from actual 2010-11 due to increases in Crown corporation debt, partly offset by a reduction in government general public debt.

General Revenue Fund Revenue

The General Revenue Fund receives revenue from taxes, non-renewable resources, other provincial sources and other governments.

The following table sets forth General Revenue Fund revenue by major sources for each of the previous five fiscal years ending March 31, 2011, and the Budget Estimate for fiscal year 2012.  Also included is the percentage composition of major revenue sources for the Budget Estimate for fiscal year 2012.

General Revenue Fund Revenue1

	Fiscal Year Ended March 31
							Percentage
						Budget	of Total
					Actual	Estimate	Revenue
	2007	2008	2009	2010	2011	2012	2012
	(Thousands)

Taxation
Corporation Capital2	$513,458	$0	$0	$0	$0	$0	0.0%
Corporation Income	554,001	673,641	591,930	881,424	1,155,273	1,080,700	10.0
Individual Income	1,668,538	1,938,258	1,844,226	1,890,848	1,795,788	1,915,200	17.7
Sales3	1,079,794	929,865	1,108,628	1,084,001	1,186,992	1,270,700	11.8
Fuel	383,576	406,434	429,162	441,533	463,147	461,300	4.3
Tobacco	190,334	190,412	199,072	196,868	237,507	253,200	2.3
Other	94,844	279,633	257,977	237,599	292,935	286,700	2.7
Total	4,484,545	4,418,243	4,430,995	4,732,273	5,131,642	5,267,800	48.8%

Non-Renewable Resources
Oil	1,318,852	1,246,205	1,616,071	1,294,670	1,274,053	1,410,100	13.1%
Potash	161,729	432,770	1,364,463	(183,887)	262,540	381,300	3.5
Crown Land Sales4	0	419,062	928,245	151,455	466,993	436,400	4.0
Natural Gas	165,131	133,780	125,922	40,078	29,741	22,500	0.2
Resource Surcharge5	0	315,230	458,299	475,632	360,848	438,300	4.1
Other	48,540	93,299	119,408	132,676	133,624	140,300	1.3
Total	1,694,252	2,640,346	4,612,408	1,910,624	2,527,799	2,828,900	26.2%

Transfers from Government
Entities and Other Revenues
Crown Investments Corporation	167,000	200,000	0	185,000	266,000	110,000	1.0%
- Special dividend	0	0	365,000	570,000	213,500	10,000	0.1
Liquor & Gaming Authority	370,053	399,531	446,652	429,924	437,063	422,000	3.9
Other Enterprises and Funds	50,043	53,623	39,564	64,172	48,119	45,800	0.4
Motor Vehicles Fees	138,908	140,631	151,143	158,303	161,093	162,000	1.5
Other Licences and Permits	36,787	35,927	36,607	34,587	29,425	24,600	0.2
Sales, Services, and Service Fees	93,332	94,936	101,885	110,555	132,073	124,100	1.1
Commercial operations	69,575	78,664	86,567	87,771	91,874	0	0.0
Interest, premium, discount and
exchange6	96,062	120,502	187,957	237,372	209,704	136,500	1.3
Other	53,660	80,714	157,330	141,844	212,138	93,800	0.9
Total	1,075,420	1,204,528	1,572,705	2,019,528	1,800,989	1,128,800	10.5%

Transfers from the
Federal Government
Equalization	12,723	226,146	0	0	0	0	0.0%
Canada Health Transfer	716,775	739,648	823,496	819,262	795,422	847,100	7.8
Canada Social Transfer	323,599	325,098	338,301	334,976	342,626	352,700	3.3
Other	335,732	311,669	547,167	449,795	462,200	369,000	3.4
Total	1,388,829	1,602,561	1,708,964	1,604,033	1,600,248	1,568,800	14.5%

Total Revenue	$8,643,046	$9,865,678	$12,325,072	$10,266,458	$11,060,678	$10,794,300	100%

1 See "General Revenue Fund Statement of Operations and Accumulated Deficit" commencing on page 36.
2 Commencing in 2008-09, the non-Resource Surcharge component of Corporation Capital tax is recorded under Taxation - Other. The 2007-08 amounts have been restated.
3 Commencing in 2008-09, the Liquor Consumption Tax component of Sales Tax is recorded under Taxation - Other. The 2007-08 amounts have been restated.
4 Prior to 2008-09, Crown Land Sales were included in Oil revenues. The 2007-08 amounts have been restated.
5 Prior to 2008-09, Resource Surcharge revenue was included in Corporation Capital Tax. The 2007-08 amounts have been restated.
6 During 2008-09, the Government made a change in accounting policy resulting in reimbursements of interest from Crown corporation general debt no longer being netted against debt servicing costs. The 2007-08 amounts have been restated.

Total General Revenue Fund revenue for 2011-12 is estimated at $10,794.3 million, an increase of $844.4 million, or 8.5 per cent, from the 2010-11 Budget Estimates.  The increase is primarily related to an increase in non-renewable resource revenue, taxation revenue and other own-source revenue.   These increases are partially offset by lower transfers from Crown Entities and a decrease in transfers from the Government of Canada.

Taxation.  Provincial taxes include personal and corporate income taxes, sales tax, tobacco tax, fuel tax and other taxes, including liquor consumption, corporate capital and insurance premiums taxes.  Tax revenue is estimated to total $5,267.8 million, or 48.8 per cent, of total General Revenue Fund revenue for fiscal 2012, an increase of $408.6 million, or 8.4 per cent, from the fiscal 2011 estimate.  Increases are expected for all tax categories except individual income tax, with the largest increase in corporation income tax.

Non-Renewable Resources.  Non-renewable resource revenue is collected by the Government in respect of the production of crude oil, natural gas, potash, uranium, other minerals, as well as the sale of Crown petroleum and natural gas rights (Crown land sales).  Non-renewable resource revenue is estimated to total $2,828.9 million, or 26.2 per cent, of General Revenue Fund revenue for fiscal 2012, an increase of $720.9 million, or 34.2 per cent, from the fiscal 2011 estimate.  The increase is projected to come from higher oil royalties, potash royalties and Crown land sales revenue.

Transfers from Government Entities and Other Revenues.  Transfers from Government entities and other revenues include dividends from Provincial Crown Entities, motor vehicle fees, charges for service, interest earnings, licenses and permits, and other miscellaneous revenues.  These revenues of the Province are estimated at $1,128.8 million, or 10.5 per cent, of General Revenue Fund revenue for fiscal 2012, a decrease of $154.2 million, or 12.0 per cent, from the fiscal 2011 estimate.  The decrease is primarily due to lower transfers from Crown Entities.

Transfers from Crown Entities are principally from the Crown Investments Corporation of Saskatchewan (CIC) and the Saskatchewan Liquor and Gaming Authority (SLGA).  The Government determines the timing and level of transfers from CIC to the extent of available income or surplus.  The 2011-12 Budget Estimate includes a CIC regular dividend of $110 million and a special dividend of $10 million as compared to a $266 million regular dividend and a $10 million special dividend in the 2010-11 Budget Estimate.  The transfer from SLGA represents SLGA net income for the year.  In 2011-12, this amount is estimated to be $422.0 million, a decrease of $23.6 million from the 2010-11 Budget Estimate.

Transfers from the Federal Government.  Transfers from the Government of Canada consist of payments made to the Province to assist in financing a number of programs.  Transfer payments from the federal government are estimated to total $1,568.8 million in fiscal 2012, a decrease of $130.9 million, or 7.7 per cent from the fiscal 2011 estimate.  Transfers from Canada are estimated to represent 14.5 per cent, of General Revenue Fund revenue in 2011-12.

Unconditional federal transfer payments made under the Canada Health Transfer (CHT) and Canada Social Transfer (CST) are authorized by the Federal-Provincial Fiscal Arrangements Act, 1977.  These federal programs provide “block funding” to all provinces in support of health care, post-secondary education and social assistance.  There is no link between provincial expenditures and these transfers.  Combined, these transfers are expected to be $1,199.8 million for fiscal 2012, an increase of $45.6 million, or 4.0 per cent, from the fiscal 2011 estimate.

The 2011-12 CHT Budget Estimate is $847.1 million ($35.3 million higher than the 2010-11 Budget Estimate) and the 2011-12 CST estimate is $352.7 million ($10.3 million higher than the 2010-11 Budget Estimate).  The increases are primarily due to legislated increases in the total federal allocations (6% for CHT and 3% for CST), with the CHT increase offset slightly by increases in the value Saskatchewan’s corporate income tax points for 2011 and 2012.

Saskatchewan did not receive an Equalization payment from the federal government in 2010-11 and will again not be a recipient province in 2011-12 due to the strength of the Province’s natural resource revenue and other revenues as compared to the national average.

Other federal transfers in fiscal 2012 are estimated at $369.0 million, $176.5 million lower than the fiscal 2011 budget estimate.  The decrease is primarily related to the conclusion of a number of federal-provincial cost-sharing stimulus and major infrastructure programs.

General Revenue Fund Expense

The following table provides a breakdown of the General Revenue Fund expense on government programs and services for the five fiscal years ended March 31, 2011, and includes the Budget Estimate for fiscal year 2012.

General Revenue Fund Expense1, 2
(unaudited)

	Fiscal Year Ended March 31
							Percentage
						Budget	of Total
					Actual	Estimate	Expense
	2007	2008	2009	2010	2011	2012	2012
	(Thousands)

Agriculture	$369,995	$302,197	$424,396	$373,246	$482,306	$417,880	3.9%
Education3	1,667,504	1,645,114	2,200,752	2,200,456	2,299,065	2,288,204	21.4
Environment	194,151	174,921	177,129	172,304	213,895	180,539	1.7
Finance	258,964	284,463	290,832	326,558	314,102	339,771	3.2
Finance Debt Servicing4	538,303	546,718	520,181	479,962	424,334	420,000	3.9
Health	3,202,965	3,504,333	3,976,241	3,934,231	4,547,793	4,462,620	41.8
Highways and Infrastructure	307,310	353,684	482,400	418,279	427,471	380,311	3.6
Justice and Attorney General	237,622	129,189	135,648	145,293	145,871	145,465	1.4
Social Services	711,193	615,032	676,604	740,087	795,778	814,172	7.6
Other Expense	757,245	1,027,158	1,470,956	1,308,337	1,314,725	1,230,304	11.5
Total	$8,245,252	$8,582,809	$10,355,139	$10,098,753	$10,965,340	$10,679,266	100.0%

1 See "General Revenue Fund Statement of Operations and Accumulated Deficit" commencing on page 36.
2 Due to a government reorganization, 2008 Actual, 2009 Actual, 2010 Actual, 2011 Actual and 2012 Budget Estimate are stated on the new ministry structure of government.
3 Includes the Ministries of Advanced Education, Employment and Immigration and Education (including Teachers' Pensions and Benefits)
4 During 2008-09, the Government made a change in accounting policy resulting in reimbursements of interest from Crown corporation general debt no longer being netted against debt servicing costs. The 2007-08 amounts have been restated.

In fiscal year 2012, 79.6 per cent of the General Revenue Fund estimated total expense is for transfer payments to individuals (e.g. social assistance) or organizations such as health authorities, school boards, and municipalities for their operating, pension and capital requirements.  Government organizations account for 12.3 per cent of the estimated expense, 2.6 per cent is for benefits and pensions and 1.6 per cent is for the amortization of government owned assets and infrastructure.  The remaining 3.9 per cent of the estimated total expense is for debt servicing.

Agriculture. The Ministry's estimated total expense for fiscal year 2012 is $417.9 million, an increase of $32.1 million, or 8.3 per cent, from the fiscal year 2011 estimate. The increase largely reflects higher funding for farm income stabilization programs.

Education (includes Advanced Education, Employment and Immigration, Education, and Teachers' Pensions and Benefits). The estimated total expense for fiscal year 2012 is $2,288.2 million, an increase of $145.7 million, or 6.8 per cent, from the fiscal year 2011 estimate. The increase primarily reflects increases for education property tax relief, school operating funding, and funding which enables universities to limit tuition increases.

Environment.  The Ministry's estimated total expense for fiscal year 2012 is $180.5 million, an increase of $6.2 million, or 3.6 per cent, from the fiscal year 2011 estimate, primarily related to increased funding for recycling programs and forest services.

Finance.  The Ministry's estimated total expense for fiscal year 2012 is $339.8 million, an increase of $14.9 million, or 4.6 per cent, from the fiscal year 2011 estimate, primarily due to increased costs for pension and benefit programs.

Finance Debt Servicing. Costs for servicing government debt for fiscal year 2012 are estimated to be $420.0 million, a decrease of $15.0 million, or 3.4 per cent, from the fiscal year 2011 estimate.  The decrease is mainly due to a reduction in government general gross debt.

  Health.  The Ministry's estimated total expense for fiscal year 2012 is $4,462.6 million, an increase of $260.3 million, or 6.2 per cent, from the fiscal year 2011 estimate.  The increase primarily reflects higher funding provided to regional health authorities for compensation, drugs and medical supplies and operating costs.

Highways and Infrastructure. The Ministry's estimated total expense for fiscal year 2012 is $380.3 million, a decrease of $22.6 million, or 5.6 per cent, from the fiscal year 2011 estimate.  The decrease primarily reflects funding for the Municipal Roads Strategy having been advanced in fiscal 2011.

Justice and Attorney General.  The Ministry's estimated total expense for fiscal year 2012 is $145.5 million, an increase of $5.1 million, or 3.6 per cent, from the fiscal year 2011 estimate due largely to salary and operating increases.

Social Services.  The Ministry's estimated total expense for fiscal year 2012 is $814.2 million, an increase of $60.0 million, or 8.0 per cent, from the fiscal year 2011 estimate.  The increase primarily reflects increases for income assistance programs, disability services and child protection.

Other Expense.  The other category includes expenses for industry and economic development, government relations, aboriginal affairs and ministries serving central government functions.  The category's estimated total expense for fiscal year 2012 is $1,230.3 million, an increase of $68.4 million, or 5.9 per cent, from the fiscal year 2011 estimate primarily due to increases for renewable fuels grant programs, payments for disaster assistance, policing and a provincial election.

Transfers To (From) The Growth and Financial Security Fund

The Growth and Financial Security Fund (GFSF), was established with the passage of The Growth and Financial Security Act on May 14, 2008.  The purpose of the GFSF is to assist in the achievement of the Government of Saskatchewan's long-term objectives by providing for financial security of the Government of Saskatchewan from year to year and to provide a source of funds that are to be available for appropriation to be used for programs of the Government of Saskatchewan identified as promoting or enhancing the economic development of Saskatchewan.

On the coming into force of The Growth and Financial Security Act, the balances in the Fiscal Stabilization Fund ($1,528.9 million) and the Saskatchewan Infrastructure Fund ($105.1 million) were transferred to the Growth and Financial Security Fund.

At March 31, 2011, the GFSF had a balance of $1,006.0 million.  The following table displays net transfers to and from the GFSF for the five fiscal years ended March 31, 2011 and includes the Budget Estimate for fiscal year 2012.  Transfers into the GFSF are shown as a positive number and transfers from the GFSF are shown as a negative number.

	Fiscal Year Ended March 31

						Budget
						Estimate
	2007	2008	2009	2010	2011	2012
	(Thousands)

Growth and Financial Security Fund	N/A	N/A	$(418,930)	$(256,795)	$47,669	$(267,483)

Transfers To (From) The Fiscal Stabilization Fund

The 2000-01 Budget established the Fiscal Stabilization Fund (FSF) to safeguard the fiscal position of the Province from year to year.  The FSF was established through legislation with an initial appropriation from the General Revenue Fund of $775.0 million in fiscal year 2001.

The Growth and Financial Security Act, passed on May 14, 2008, repealed The Balanced Budget Act, The Fiscal Stabilization Fund Act, and The Infrastructure Fund Act.  On the coming into force of The Growth and Financial Security Act, the balance in the FSF was transferred to the Growth and Financial Security Fund (GFSF) and the FSF ceased to exist.

The following table displays transfers to and from the FSF for the five fiscal years ended March 31, 2011. Transfers into the FSF are shown as a positive number and transfers from the FSF are shown as a negative number.

Transfers To (From) The Fiscal Stabilization Fund

	Fiscal Year Ended March 31

	2007	2008	2009		2010	2011
	(Thousands)

Fiscal Stabilization Fund	$0	$641,434	$(1,528,934	) *	N/A	N/A

* Transferred to the GFSF upon the passage of The Growth and Financial Security Act.

Transfers To (From) The Saskatchewan Infrastructure Fund

The Saskatchewan Infrastructure Fund (SIF) was established at mid-year 2006-07 to support the provision of public infrastructure.  The SIF was established through legislation with an initial appropriation from the General Revenue Fund of $100.0 million in fiscal year 2007.  On the coming into force of The Growth and Financial Security Act, the balance in the SIF was transferred to the GFSF and the SIF ceased to exist.

The following table displays transfers to and from the SIF for the five fiscal years ended March 31, 2011.  Transfers into the SIF are shown as a positive number and transfers from the SIF are shown as a negative number.

Transfers To (From) The Saskatchewan Infrastructure Fund

	Fiscal Year Ended March 31

	2007	2008	2009		2010	2011
	(Thousands)

Saskatchewan Infrastructure Fund	$105,090	$0	$(105,090	) *	N/A	N/A

* Transferred to the GFSF upon the passage of The Growth and Financial Security Act.

General Revenue Fund Investing Activities

Investing activities of the General Revenue Fund include loans to and investments in Crown entities and other organizations, individuals and agricultural land held for resale.  Cash provided by investing activities for fiscal year 2011 was $779.8 million as compared to $546.1 million required in fiscal year 2010.  Cash required for investing activities for fiscal year 2012 is estimated at $750.8 million.  The changes in both years are related primarily to debt redemption.

Financing and Debt Management

Saskatchewan's financing activities involve the raising of funds through the issue and sale of Province of Saskatchewan securities, changes in deposits held and changes in cash and temporary investments.  Funds raised are used to assist in the financing of the capital budgets of, and to provide a temporary credit facility for, Crown corporations as well as for general government purposes (which includes General Revenue Fund operations and other non-Crown corporation agencies).  Crown corporations are responsible for reimbursing the General Revenue Fund for the costs of servicing the interest and principal associated with debt borrowed on their behalf.  In addition to direct borrowing in the name of the Province, the Government provides loan guarantees for certain purposes such as bonds issued in the name of Crown corporations that are offered for sale to Saskatchewan residents.

At March 31, 2011, gross debt of the General Revenue Fund amounted to $10,549.9 million as compared to $10,690.0 million at March 31, 2010.  Approximately 42 per cent of the gross debt of the General Revenue Fund at March 31, 2011 was reimbursable from and was incurred for Crown corporations.  Approximately 58 per cent of the General Revenue Fund gross debt at March 31, 2011 was incurred for general government purposes.

Approximately 97 per cent of the gross debt of the General Revenue Fund was denominated in Canadian dollars while about 3 per cent was denominated in U.S. dollars at March 31, 2011.  Included in the debt denominated in Canadian dollars are certain financing transactions that involved borrowing in foreign currencies and swapping or hedging the liability into Canadian dollars to eliminate the foreign exchange rate risk to the General Revenue Fund.  (Foreign exchange adjustments resulted in a decrease in gross debt of $12.0 million at March 31, 2011, compared to a decrease of $67.3 million at March 31, 2010).

Securities issued and sold include Province of Saskatchewan promissory notes and debentures.  At March 31, 2011, promissory notes and debentures outstanding were $586.3 million and $9,963.6 million, respectively.  Promissory notes and debentures outstanding at March 31, 2010, were $650.0 million and $10,040.0 million, respectively.

During fiscal year 2011, the Government issued and sold $160.7 million in debentures and $20.7 million of promissory notes for general government purposes.  During the same period, the Government redeemed outstanding debentures issued for general government purposes totalling $484.7 million.

During the year, $429.6 million in debentures were issued and sold for the purposes of Crown corporations.  Redemptions of debentures and promissory notes issued for Crown corporations were $170.0 million and $84.4 million respectively during fiscal 2011.

The Government's sinking funds totalled $2,431.8 million at March 31, 2011.  Contributions to the Government's sinking funds amounted to $91.9 million in fiscal year 2011.

The following table sets forth the debt of the General Revenue Fund (including guarantees) for the five fiscal years ended March 31, 2011.

	Total Debt1

	At March 31
	2007	2008	2009	2010	2011
	(Thousands)

Promissory Notes
(for the purpose of)
Crown Corporations2	$109,660	$316,702	$154,197	$455,630	$371,254
General Government Purposes3	113,540	113,298	0	194,370	215,039
Total	223,200	430,000	154,197	650,000	586,293

Debentures
(for the purpose of)
Crown Corporations2	3,799,607	3,442,836	3,802,379	3,807,387	4,066,987
General Government Purposes3	8,034,489	7,705,073	7,109,217	6,232,638	5,896,603
Total	11,834,096	11,147,909	10,911,596	10,040,025	9,963,590

Gross Debt	12,057,296	11,577,909	11,065,793	10,690,025	10,549,883

Less: Equity in Sinking Funds
(for the purpose of)
Crown Corporations	352,199	365,210	400,306	410,849	455,405
General Government Purposes3	903,091	994,048	2,963,931	2,286,526	1,976,416

Total	1,255,290	1,359,258	3,364,237	2,697,375	2,431,821
	10,802,006	10,218,651	7,701,556	7,992,650	8,118,062

Guaranteed Debt	34,359	25,227	20,305	17,058	35,428

Debt plus Guaranteed Debt	$10,836,365	$10,243,878	$7,721,861	$8,009,708	$8,153,490

1 Debt repayable in foreign currency has been restated in Canadian dollar equivalents based on the exchange rate in effect on March 31 of each year.
2 These enterprises are responsible for reimbursing the General Revenue Fund for the repayment of principal and interest.
3 Debt for General Government Purposes is incurred for the general purposes of, and is repayable out of, the General Revenue Fund.

The following table sets forth the allocation of gross debt of the General Revenue Fund for the five fiscal years ended March 31, 2011.

	Gross Debt by Allocation1

	At March 31
	2007	2008	2009	2010	2011
	(Thousands)

Crown Corporations
Information Services Corporation of Saskatchewan	$24,547	$13,547	$13,547	$13,547	$13,547
Investment Saskatchewan Inc.	10,919	3,919	0	0	0
Municipal Financing Corporation of Saskatchewan	22,276	26,230	39,092	97,660	105,153
Saskatchewan Crop Insurance Corporation	115,800	100,000	50,000	0	0
Saskatchewan Gaming Corporation	0	0	0	6,000	6,000
Saskatchewan Housing Corporation	83,004	83,004	52,004	52,004	52,004
Saskatchewan Opportunities Corporation	18,000	31,844	37,543	34,783	36,684
Saskatchewan Power Corporation	2,525,322	2,359,597	2,515,488	2,772,265	2,812,158
Saskatchewan Telecommunications
Holding Corporation	360,976	347,379	355,600	356,100	436,600
Saskatchewan Water Corporation	34,970	41,074	43,583	54,475	54,912
SaskEnergy Incorporated	713,453	752,944	849,819	876,183	921,183

Total Crown Corporations	3,909,267	3,759,538	3,956,676	4,263,017	4,438,241

General Government Purposes	8,148,029	7,818,371	7,109,217	6,427,008	6,111,642

Gross Debt	$12,057,296	$11,577,909	$11,065,893	$10,690,025	$10,549,883

1 Debt repayable in foreign currency has been restated in Canadian dollar equivalents based on the exchange rate in effect on March 31 of each year.

The following table sets forth the composition of debentures issued and redeemed by the General Revenue Fund for the five fiscal years ended March 31, 2011.

Composition of Debentures Issued and Redeemed1
(unaudited)

	Fiscal Year Ended March 31

	2007	2008	2009	2010	2011
	(Millions)

Total Debentures Issued	$1,348.8	$419.2	$293.8	$105.1	$590.3
Total Debentures Redeemed	1,293.3	1,071.0	869.8	909.4	654.7

Increase (Decrease) in Debentures	$55.5	$(651.8)	$(576.0)	$(804.3)	$(64.4)

1 All foreign currency debt has been stated in the equivalent Canadian funds based on the exchange rate in effect on March 31 of each year.

    The following table sets forth the composition of outstanding debentures of the General Revenue Fund for the five fiscal years ended March 31, 2011.

Composition of Debentures Outstanding1

	Fiscal Year Ended March 31

	2007	2008	2009	2010	2011
	(Millions)
Debentures Outstanding
To the Public	$10,982.7	$10,349.3	$10,166.5	$9,294.9	$9,218.5
To the Canada Pension Plan	851.4	798.6	745.1	745.1	745.1
Other Obligations	0.0	0.0	0.0	0.0	0.0

Total	$11,834.1	$11,147.9	$10,911.6	$10,040.0	$9,963.6

1 All foreign currency debt has been stated in the equivalent Canadian funds based on the exchange rate in effect on March 31 of each year.

The Canada Pension Plan ("CPP") is a compulsory national pension plan in which residents of all provinces, except Quebec, participate.  Prior to January 1, 1998, surplus contributions to the CPP were invested in non-marketable securities issued by participating provinces, provincially guaranteed Crown corporations and the federal government.  The rate of interest charged by the CPP was generally lower than the rate available to the Saskatchewan government in the public market for debt of comparable maturity as CPP rates were based on the federal government long term, public market borrowing costs.

In 1997, the federal government passed legislation which took effect January 1, 1998 and changed the nature of CPP borrowing. The legislation specifies that surplus CPP funds must be invested in a diversified portfolio of securities, at arm's length from government.  While provinces continue to have access to CPP funds, they are now required to pay rates comparable to their own cost of borrowing, rather than the federal long term rate.

Provincial securities sold to the CPP prior to July 1, 2005 are payable 20 years after their respective dates of issue.  Effective July 1, 2005, no new loan capital is available to provinces.  However, provinces are permitted to roll over maturing securities and may choose the term of the new securities within the parameters of not less than five years and not more than 30 years.

The securities are not negotiable, transferable or assignable.  The securities are callable in whole or in part, before maturity, at the option of the Province.

The following table summarizes various Provincial Government debt indicators at year end for the five fiscal years ended March 31, 2011.

Debt Indicators
(unaudited)

	At March 31

	2007	2008	2009	2010	2011

Total debt of the General Revenue Fund

Per Capita1	$10,870	$10,276	$7,617	$7,783	$7,798
As a Percentage of Saskatchewan Gross Domestic
Product2	23.6%	20.0%	11.8%	13.8%	12.8%

Total debt of the General Revenue Fund -
General Government Purpose Portion3

Per Capita1	$7,301	$6,870	$4,108	$4,040	$3,971
As a Percentage of General Revenue Fund Revenue	84.2%	69.6%	33.8%	40.5%	37.5%
As a Percentage of Saskatchewan Gross Domestic
Product2	15.9%	13.4%	6.3%	7.1%	6.5%

Annual Interest Payments on the General
Government Purpose Portion of Gross Debt of
the General Revenue Fund

As a Percentage of General Revenue Fund Revenue	6.2%	5.6%	4.2%	4.7%	3.8%

1 Debt per capita for 2007 through 2011 is calculated by dividing the debt at March 31 by the population of the Province on July 1 of the same calendar year.
2 Debt as a percentage of Saskatchewan's GDP is calculated by dividing the debt at March 31 by the Province's current GDP for the previous calendar year.
3 Debt of the General Revenue Fund - General Government Purpose Portion does not include debt incurred by the General Revenue Fund on behalf of Crown entities for which the Crown entities are responsible for reimbursing the General Revenue Fund.

The following table sets forth the debt maturity schedule, by principal amount and currency of payment, of the General Revenue Fund gross debt at March 31, 2011.

Debt Maturity Schedule

Fiscal Year	Canadian	U.S. Dollar Debt	Total
ending March 31	Dollar Debt	(Canadian Dollars) 1	(Canadian Dollars)
		(Thousands)

2012	$845.3	$0.0	$845.3
2013	1,159.2	0.0	1,159.2
2014	789.1	48.6	837.7
2015	897.6	0.0	897.6
2016	491.8	0.0	491.8
1 - 5 years	$4,183.0	$48.6	$4,231.6

2017-2021	1,614.0	121.5	1,735.5
2022-2026	826.3	97.2	923.5
2027-2031	653.5	0.0	653.5
2032-2036	1,444.1	0.0	1,444.1
2037-2041	1,511.7	0.0	1,511.7
After 2041	50.0	0.0	50.0
	$10,282.6	$267.3	$10,549.9

1    Debentures repayable in U.S. dollars of $275.0 million have been converted to Canadian dollars at the exchange rate in effect at March 31, 2011.
  (U.S. dollars - $0.9718)

The following table sets forth the General Revenue Fund gross debt characteristics at March 31, 2011.

Debt Characteristics
(unaudited)

	As a Percentage of Total	Weighted Average Term To Maturity1 (years)	Weighted Average Interest Rate1

Public Debentures2	87%	12.65	6.33%
Canada Pension Plan Debentures	7%	8.15	5.85%
Promissory Notes	6%	0.04	0.92%

Gross Debt	100%	11.63	6.00%

1  Weighted by the total principal amount of each loan issue.
2   Includes other debentures.

Interest on the General Revenue Fund debt amounted to $645.6 million in fiscal year 2011.  Of this amount, $221.3 million was reimbursed by the Crown corporations.  The non-reimbursable portion of gross interest expense was $424.3 million.

Debt guaranteed by the General Revenue Fund amounted to $35.4 million at March 31, 2011, compared to $17.1 million at March 31, 2010.  This increase was due primarily to a new loan guarantee of $18.5 million pertaining to the Federal Immigrant Investor Program.

The following table sets forth this guaranteed debt for the five fiscal years ended March 31, 2011.

Guaranteed Debt

	At March 31
	2007	2008	2009	2010	2011

Guaranteed Debt	$34.4	$25.2	$20.3	$17.1	$35.4

Guaranteed debt is reported net of loss provisions (2011 - $0.1 million; 2010 - $0.3 million; 2009 - $0.6 million; 2008 - $0.5 million; 2007 - $0.5 million).

The change in guaranteed debt between March 31, 2007, and March 31, 2011, is due to a reduction in agriculture-related guarantees offset by a new guarantee pertaining to the Federal Immigrant Investor Program.

Authority for the Government to guarantee the debt of others must be provided in specific legislation since no general statutory authority exists.  The Financial Administration Act, 1993 provides that no department, board, commission or agent of the Government shall provide a guarantee or a program of guarantees of loans or other liabilities by which guarantee or program of guarantees the Government of Saskatchewan would be liable to make any payment with respect to the loans or liabilities, unless the guarantee or program of guarantees, as the case may be, has received the prior approval of the Minister of Finance.  Certain Crown corporations located within the Province are separately authorized to provide guarantees of the debt of others.  Such guarantees are not contingent liabilities of the General Revenue Fund, and the amounts so guaranteed are not included in the above table or in the financial statements of the General Revenue Fund.

The Government of Saskatchewan provided Royal Trust with a guarantee and indemnity in 1983 respecting the liability and obligations of CIC Mineral Interest Corporation pursuant to each of two lease agreements of CIC Mining Corporation (previously the Potash Corporation of Saskatchewan Mining Limited) for the purchase of mining equipment.  The Government has been released from all such guarantees but remains contingently liable for indemnity related to damages caused by the equipment and provisions governing the payment of taxes for the period during which its guarantees to Royal Trust were in place.

Debt Record

The Government has always paid the full face amount of the principal of and interest on every direct obligation issued by it and every indirect obligation on which it has been required to meet its guarantee, all promptly when due in the lawful currency of the country where payable at the time of payment thereof, subject during wartime to any applicable laws and regulations forbidding trading with the enemy.

Other Public Sector Debt

The General Revenue Fund financial statements do not disclose the debt of all public entities located within the Province.  Responsibility for a variety of provincial functions and powers has been transferred to local government bodies, including regional health authorities, municipalities, school boards and certain other local authorities.  Regional health authorities may raise money for their purposes through certain service charges.  The authorities have power to borrow money up to a prescribed amount above which the approval of the Minister of Health is required.  Other local bodies raise money for their purposes, in the case of municipalities by way of direct levy on persons or property within their jurisdiction or, in other cases, by requisition on municipalities, and may have power to borrow money, subject to the approval of the Saskatchewan Municipal Board. The Saskatchewan Municipal Board is an autonomous regulatory body established by Provincial statute with broad powers to regulate local government activity.

Notwithstanding that significant financial assistance for operating and capital expenditures is made available to local government bodies by appropriation of the Legislative Assembly, the activities of local government bodies, including borrowing, are conducted independently of the Government.  The Government is not directly or contingently liable for debt incurred by these bodies (with the exception of certain debt of certain regional health authorities), and, relative to the gross debt of the General Revenue Fund and the GDP of the Province, debt incurred by these bodies is not significant.

GENERAL REVENUE FUND SUPPLEMENTARY FINANCIAL INFORMATION
   Page

I.	General Revenue Fund Statement of Financial Position	34
II.	General Revenue Fund Statement of Operations and Accumulated Deficit	36
III.	General Revenue Fund Statement of Change in Net Debt	39
IV.	General Revenue Fund Statement of Investing Activities	40
V.	General Revenue Fund Statement of Cash Flow	42
VI.	General Revenue Fund Notes to the Financial Statements	43

The information contained in the following tables and notes, except for information marked as unaudited, has been derived from the financial statements of the General Revenue Fund, which have been examined by the Provincial Auditor for the five years ended March 31, 2011.

Government of the Province of Saskatchewan

General Revenue Fund Statement of Financial Position1-9

	At March 31

	2007	2008	2009	2010	2011
		(restated)
	(Thousands of dollars)
Financial Assets

Cash and temporary investments	$414,469	$821,475	$575,895	$858,427	$457,912
Accounts receivable	700,198	736,377	915,389	855,117	857,866
Agricultural land held for resale 8	103,447	0	0	0	0
Deferred charges	22,335	19,236	14,166	9,775	7,128
Loans to Crown corporations 9	3,557,068	461,161	520,229	818,751	609,044
Other loans	129,767	129,635	122,454	100,168	91,165
Equity investment in Crown Investments
Corporation of Saskatchewan	1,181,152	1,181,152	1,051,152	1,051,152	1,058,889
Total Financial Assets	6,108,436	3,349,036	3,199,285	3,693,390	3,082,004

Liabilities

Accounts payable and accrued liabilities	1,384,259	1,653,449	1,721,516	1,896,708	1,513,501
Deposits held	310,893	385,388	594,355	396,122	403,672
Unearned revenue	69,520	72,823	76,454	75,642	91,323
Public Debt (net of sinking fund equity) 9	10,802,006	0	0	0	0
Government general debt	0	6,824,323	4,145,286	4,140,482	4,135,226
Crown corporation general debt 9	0	461,161	520,229	818,751	609,044
Unamortized foreign exchange gain (loss)	(12,573)	606	(10,503)	3,939	5,231
Total Liabilities	12,554,105	9,397,750	7,047,337	7,331,644	6,757,997

Net Debt	(6,445,669)	(6,048,714)	(3,848,052)	(3,638,254)	(3,675,993)

Non-financial Assets
Prepaid expenses	6,299	6,685	6,902	7,004	11,435
Inventories held for consumption	74,626	85,269	97,345	109,411	120,652
Tangible capital assets 8	2,363,518	2,596,969	2,772,877	2,975,411	3,045,147
Total Non-financial Assets	2,444,443	2,688,923	2,877,124	3,091,826	3,177,234

Accumulated Deficit	$(4,001,226)	$(3,359,791)	$(970,928)	$(546,428)	$(498,759)

1
The Government also prepares summary financial statements.  The Government's summary financial statements provide a full accounting of the financial affairs and resources of all entities for which the Government is responsible.  The financial transactions of the General Revenue Fund and provincial Crown corporations, agencies, boards, and commissions are included in the Government's summary financial statements. The Government's summary financial statements are included in Exhibit (e) Volume 1 of the Public Accounts.

2
In his opinion on the 2007, 2008, 2009, 2010 and 2011 General Revenue Fund financial statements, the Provincial Auditor directs the reader to refer to the Government's summary financial statements to understand and assess the Government's management of public financial affairs and resources as a whole.

3
The General Revenue Fund’s financial statements for 2007 are accompanied by a report of the Provincial Auditor which provides that, except for the effects of the following reservations, the financial statements present fairly, in all material respects, the financial position of the General Revenue Fund as at March 31:

a.
It is the auditor’s opinion that pension liabilities should be recorded in the financial statements.  Had pension liabilities been recorded, liabilities and accumulated deficit would increase by $4,659 million and expenses would increase and surplus would decrease by $413 million.

b.
The Government records transactions between the General Revenue Fund and the Fiscal Stabilization Fund and the Saskatchewan Infrastructure Fund as revenue or expense of the General Revenue Fund.  It is the auditor’s opinion that, instead of recording an expense, the financial statements should record an asset equal to the amount it owed or paid to these funds.  Had this been done, financial assets would increase and accumulated deficit would decrease by $993 million, and transfer to the Saskatchewan Infrastructure Fund would decrease and surplus would increase by $105 million.

4
The General Revenue Fund’s financial statements for 2008 are accompanied by a report of the Provincial Auditor which provides that, except for the effects of the following reservations, the financial statements present fairly, in all material respects, the financial position of the General Revenue Fund as at March 31:

a.
It is the auditor’s opinion that pension liabilities should be recorded in the financial statements.  Had pension liabilities been recorded, liabilities and accumulated deficit would increase by $5,088 million and, for the year, expenses would increase and surplus would decrease by $429 million.

b.
The Government records transactions between the General Revenue Fund and the Fiscal Stabilization Fund and the Saskatchewan Infrastructure Fund as revenue or expense of the General Revenue Fund.  It is the auditor’s opinion that, instead of recording an expense, the financial statements should record an asset equal to the amount it owed or paid to these funds.  Had this been done, financial assets would increase and accumulated deficit would decrease by $1,634 million, and, for the year, transfer to the Fiscal Stabilization Fund would decrease and surplus would increase by $641 million.

5
The General Revenue Fund’s financial statements for 2009 are accompanied by a report of the Provincial Auditor which provides that, except for the effects of the following reservations, the financial statements present fairly, in all material respects, the financial position of the General Revenue Fund as at March 31:

a.
It is the auditor’s opinion that pension liabilities should be recorded in the financial statements.  Had pension liabilities been recorded, liabilities and accumulated deficit would increase by $5,442 million and, for the year, expenses would increase and surplus would decrease by $355 million.

b.
The Government records transactions between the General Revenue Fund and the Growth and Financial Security Fund as revenue and expense of the General Revenue Fund.  It is the auditor’s opinion that, instead of recording an expense, the financial statements should record an asset equal to the amount it owed or paid to this fund.  Had this been done, financial assets would increase and accumulated deficit would decrease by $1,215 million, and, for the year, the net transfer from the Growth and Financial Security Fund and surplus would decrease by $419 million.

6
The General Revenue Fund’s financial statements for 2010 are accompanied by a report of the Provincial Auditor which provides that, except for the effects of the following reservations, the financial statements present fairly, in all material respects, the financial position of the General Revenue Fund as at March 31:

a.
It is the auditor’s opinion that the liabilities of several pension plans and a disability benefit plan should be recorded in the financial statements.  Had these liabilities been recorded, liabilities and accumulated deficit would increase by $5,783 million and, for the year, expenses would increase and surplus would decrease by $341 million.

b.
The Government records transactions between the General Revenue Fund and the Growth and Financial Security Fund as revenue and expense of the General Revenue Fund.  It is the auditor’s opinion that, instead of recording an expense, the financial statements should record an asset equal to the amount it owed or paid to these funds.  Had this been done, financial assets would increase and accumulated deficit would decrease by $958 million, and, for the year, the net transfer from the Growth and Financial Security Fund and surplus would decrease by $257 million.

7
The General Revenue Fund’s financial statements for 2011 are accompanied by a report of the Provincial Auditor which provides that, except for the effects of the following reservations, the financial statements present fairly, in all material respects, the financial position of the General Revenue Fund as at March 31:

a.
It is the auditor’s opinion that pension liabilities and a disability benefit liability should be recorded in the financial statements.  Had pension liabilities and disability benefit liabilities been recorded, liabilities and accumulated deficit would increase by $6,024 million and, for the year, expenses would increase and surplus would decrease by $241 million.

b.
The Government records transactions between the General Revenue Fund and the Growth and Financial Security Fund as revenue and expense of the General Revenue Fund.  It is the auditor’s opinion that, instead of recording an expense, the financial statements should record an asset equal to the amount it owed or paid to this fund.  Had this been done, financial assets would increase and accumulated deficit would decrease by $1,006 million, and for the year, the net transfer to the Growth and Financial Security Fund would decrease and surplus would increase by $48 million.

8
During 2008-09, the Government reclassified agricultural land held for resale as tangible capital assets because this land is not expected to be sold within the next year.  The 2007-08 amounts have been restated.

9
During 2008-09, the Government made a change in accounting policy resulting in loans to Crown corporations and public debt (gross debt net of sinking funds) now being presented net of government business enterprise specific debt.  The 2007-08 amounts have been restated.

(see accompanying notes)

Government of the Province of Saskatchewan

General Revenue Fund Statement of Operations and Accumulated Deficit1

	For the Year Ended March 31

	2007	2008	2009	2010	2011
		(restated)
	(Thousands of dollars)
Revenue

Taxation
Corporation capital 2	$513,458	$0	$0	$0	$0
Corporation income	554,001	673,641	591,930	881,424	1,155,273
Fuel	383,576	406,434	429,162	441,533	463,147
Individual income	1,668,538	1,938,258	1,844,226	1,890,848	1,795,788
Provincial sales 3	1,079,794	929,865	1,108,628	1,084,001	1,186,992
Tobacco	190,334	190,412	199,072	196,868	237,507
Other 2,3	94,844	279,633	257,977	237,599	292,935
Total Taxation	4,484,545	4,418,243	4,430,995	4,732,273	5,131,642
Non-renewable Resources
Crown land sales 4	0	419,062	928,245	151,455	466,993
Natural gas	165,131	133,780	125,922	40,078	29,741
Oil 4	1,318,852	1,246,205	1,616,071	1,294,670	1,274,053
Potash	161,729	432,770	1,364,463	(183,887)	262,540
Resource surcharge 2	0	315,230	458,299	475,632	360,848
Other	48,540	93,299	119,408	132,676	133,624
Total Non-renewable Resources	1,694,252	2,640,346	4,612,408	1,910,624	2,527,799
Transfers from Government Entities
Crown Investments Corporation of Saskatchewan	167,000	200,000	0	185,000	266,000
- Special dividend	0	0	365,000	570,000	213,500
Liquor and Gaming Authority	370,053	399,531	446,652	429,924	437,063
Other enterprises and funds	50,043	53,623	39,564	64,172	48,119
Total Transfers from Government Entities	587,096	653,154	851,216	1,249,096	964,682
Other Own-source Revenue
Fines, forfeits and penalties	10,173	11,225	11,448	13,219	13,170
Interest, premiums, discounts and exchange 5	96,062	120,502	187,957	237,372	209,704
Motor vehicle fees	138,908	140,631	151,143	158,303	161,093
Other licences and permits	36,787	35,927	36,607	34,587	29,425
Sales, services and service fees	93,332	94,936	101,885	110,555	132,073
Transfers from other governments	17,368	15,107	15,010	18,421	15,791
Commercial operations	69,575	78,664	86,567	87,771	91,874
Other	26,119	54,382	130,872	110,204	183,177
Total Other Own-source Revenue	488,324	551,374	721,489	770,432	836,307
Total Own-source Revenue	7,254,217	8,263,117	10,616,108	8,662,425	9,460,430
Transfers from the Federal Government
Canada Health Transfer	716,775	739,648	823,496	819,262	795,422
Canada Social Transfer	323,599	325,098	338,301	334,976	342,626
Equalization	12,723	226,146	0	0	0
Other	335,732	311,669	547,167	449,795	462,200
Total Transfers from the Federal Government	1,388,829	1,602,561	1,708,964	1,604,033	1,600,248

Total Revenue	$8,643,046	$9,865,678	$12,325,072	$10,266,458	$11,060,678

(see accompanying notes)

Government of the Province of Saskatchewan

General Revenue Fund Statement of Operations and Accumulated Deficit (continued)

	For the Year Ended March 31

	2007	2008	2009	2010	2011
		(restated)
	(Thousands of dollars)
Expense

Ministries and Agencies
Advanced Education, Employment and Immigration 6	$689,414	$685,163	$893,291	$866,110	$935,426
Agriculture	369,995	302,197	424,396	373,246	482,306
Corrections, Public Safety and Policing	163,078	305,417	315,083	340,314	390,156
Crown Investments Corporation of Saskatchewan	0	0	240,000	0	0
Education	978,090	959,951	1,307,461	1,334,346	1,363,639
Energy and Resources	67,862	56,268	37,946	40,546	77,621
Enterprise and Innovation	11,361	54,040	54,618	22,497	24,114
Enterprise Saskatchewan	0	0	6,087	45,406	39,586
Environment	194,151	174,921	177,129	172,304	213,895
Executive Council	9,311	12,562	8,293	8,478	11,629
Finance	258,964	284,463	290,832	326,558	314,102
Finance Debt Servicing 5	538,303	546,718	520,181	479,962	424,334
First Nations and Metis Relations	59,842	70,958	86,526	86,842	71,630
Government Services	13,993	8,654	12,738	15,215	10,972
Government Services - commercial operations	63,248	70,312	81,180	82,030	83,868
Health	3,202,965	3,504,333	3,976,241	3,934,231	4,547,793
Highways and Infrastructure	307,310	353,684	482,400	418,279	427,471
Highways and Infrastructure - commercial operations	4,198	6,542	2,892	3,281	5,925
Information Technology Office	6,812	5,362	5,384	11,834	16,744
Information Technology Office - commercial operations	89	27	1,630	1,574	1,931
Innovation Saskatchewan	0	0	0	0	9,818
Intergovernmental Affairs	0	2,757	3,519	3,295	0
Justice and Attorney General	237,622	129,189	135,648	145,293	145,871
Labour	15,369	0	0	0	0
Municipal Affairs	207,534	214,871	397,388	409,956	363,669
Northern Affairs	5,351	0	0	0	0
Office of the Provincial Capital Commission	0	0	0	0	10,166
Office of the Provincial Secretary	0	2,750	4,401	4,879	3,466
Public Service Commission	15,868	39,234	35,182	50,229	36,238
Saskatchewan Research Council	8,446	8,992	12,082	15,016	16,633
SaskEnergy Incorporated	7,000	0	0	0	0
Social Services	711,193	615,032	676,604	740,087	795,778
Tourism, Parks, Culture and Sport	67,004	125,309	130,726	129,703	102,289

Legislative Assembly and its Officers
Chief Electoral Officer	1,281	10,852	1,166	1,679	2,023
Children's Advocate	1,298	1,624	1,529	1,628	1,648
Conflict of Interest Commissioner	128	136	145	143	298
Information and Privacy Commissioner	599	675	812	874	964
Legislative Assembly	19,740	21,389	22,429	23,295	23,081
Ombudsman	1,779	1,911	2,085	2,152	2,228
Provincial Auditor	6,054	6,516	7,115	7,471	8,028

Total Expense	8,245,252	8,582,809	10,355,139	10,098,753	10,965,340

Government of the Province of Saskatchewan

General Revenue Fund Statement of Operations and Accumulated Deficit (concluded)

	For the Year Ended March 31

	2007	2008	2009	2010	2011
		(restated)
	(Thousands of dollars)

Pre-transfer Surplus	397,794	1,282,869	1,969,933	167,705	95,338
Transfer to the Growth and Financial Security Fund	0	0	(984,967)	(83,853)	(47,669)
Transfer from the Growth and Financial Security Fund	0	0	1,403,897	340,648	0
Transfer to the Fiscal Stabilization Fund	0	(641,434)	0	0	0
Transfer to the Saskatchewan Infrastructure Fund	(105,090)	0	0	0	0

Surplus	$292,704	$641,435	$2,388,863	$424,500	$47,669

Accumulated Deficit, Beginning of Year	(4,322,801)	(4,001,226)	(3,359,791)	(970,928)	(546,428)

Adjustment to accumuated deficit	28,871	0	0	0	0

Accumulated Deficit, End of Year	$(4,001,226)	$(3,359,791)	$(970,928)	$(546,428)	$(498,759)
1 See Notes 1-9 commencing on page 34.
2   For 2009, corporation capital tax has been split into two components. Resource surcharge has been moved to non-renewable resources and the remaining component of corporation capital tax has been included with other taxes. The 2008 amounts have been restated.

3 For 2009, liquor consumption tax has been moved from sales tax to other taxes and sales tax has been renamed provincial sales tax. The 2008 amounts have been restated.
4 For 2009, crown land sales previously reported in oil revenues have been broken out. The 2008 amounts have been restated.
5   During 2008-09, the Government made a change in accounting policy resulting in reimbursements of interest from Crown corporation general debt no longer being netted against debt servicing costs. The 2007-08 amounts have been restated.

6  For 2011, Advanced Education, Employment and Immigration includes expenses for which administration has been tranferred to the Ministry of Labour Relations and Workplace Safety and the Ministry of Social Services.

(See accompanying notes)

Government of the Province of Saskatchewan

General Revenue Fund Statement of Change in Net Debt 1

		For the year ended March 31

	2007	2008	2009	2010	2011
		(restated)
	(Thousands of dollars)

Surplus	$292,704	$641,435	$2,388,863	$424,500	$47,669

Tangible Capital Assets
Acquisitions 2	(249,510)	(284,657)	(349,349)	(388,541)	(390,042)
Amortization	141,657	146,621	151,521	160,175	179,522
Net (gain) loss on disposal 2	12,722	931	5,153	(13,284)	(7,138)
Net transfers to (from) government organizations	(908)	(1,163)	(1,341)	(1,396)	127,737
Proceeds on disposal 2	1,569	6,765	7,082	40,332	19,914
Write downs	82	1,499	11,026	180	271
Net Acquisition of Tangible Capital Assets	(94,388)	(130,004)	(175,908)	(202,534)	(69,736)

Other Non-financial Assets
Net acquisition of prepaid expenses	(197)	(386)	(217)	(102)	(4,431)
Net acquisition of inventories held for consumption	(7,842)	(10,643)	(12,076)	(12,066)	(11,241)
Net Acquisition of Other Non-financial Assets	(8,039)	(11,029)	(12,293)	(12,168)	(15,672)

Decrease (increase) in net debt	190,277	500,402	2,200,662	209,798	(37,739)
Net Debt, beginning of year	(6,635,946)	(6,445,669)	(6,048,714)	(3,848,052)	(3,638,254)
Adjustment to net debt 2	0	(103,447)	0	0	0
Net Debt, End of Year	$(6,445,669)	$(6,048,714)	$(3,848,052)	$(3,638,254)	$(3,675,993)
1 See Notes 1-9 commencing on page 34.
2   During 2008-09, the Government reclassified agricultural land held for resale as tangible capital assets because this land is not expected to be sold within the next year. The 2007-08 amounts have been restated.

(See accompanying notes)

Government of the Province of Saskatchewan

General Revenue Fund Statement of Investing Activities 1

	For the Year Ended March 31

	2007	2008	2009	2010	2011
		(restated)
	(Thousands of dollars)
Receipts

Loans

Information Services Corporation of Saskatchewan	$30,000	$11,000	$3,919	$0	$0
Investment Saskatchewan Inc.	10,000	7,000	0	0	0
Municipal Financing Corporation of Saskatchewan 2	0	4,946	0	0	107
Saskatchewan Crop Insurance Corporation	37,200	15,800	50,000	50,000	0
Saskatchewan Housing Corporation	0	0	31,000	0	0
Saskatchewan Opportunities Corporation	0	0	17,985	2,760	11,099
Saskatchewan Power Corporation 2	31,809	0	125,000	0	300,000
Saskatchewan Telecommunications
Holding Corporation 2	32,598	0	0	0	29,500
Saskatchewan Water Corporation	876	1,496	2,491	0	8,563
SaskEnergy Incorporated 2	32,681	0	48,000	0	0
Other	60,855	55,883	54,440	62,217	59,498

Total Loan Receipts	236,019	96,125	332,835	114,977	408,767

Sinking Funds

Contributions 2	32,411	28,522	20,261	4,644	5,436
Redemptions 2	0	0	81,635	892,655	502,972

Total Sinking Fund Receipts	32,411	28,522	101,896	897,299	508,408

Other Investing Activities
Equity investment in Crown Investments
Corporation of Saskatchewan	0	0	130,000	0	120,000
Other 3	1,509	0	0	0	0

Total Other Investing Activities	1,509	0	130,000	0	120,000

Total Receipts	$269,939	$124,647	$564,731	$1,012,276	$1,037,175

(See accompanying notes)

Government of the Province of Saskatchewan

General Revenue Fund Statement of Investing Activities (concluded)

	For the Year Ended March 31

	2007	2008	2009	2010	2011
		(restated)
	(Thousands of dollars)
Disbursements

Loans

Information Services Corporation of Saskatchewan	$18,047	$0	$0	$0	$0
Municipal Financing Corporation of Saskatchewan 2	8,975	0	1,062	5,294	0
Saskatchewan Opportunities Corporation	15,000	13,844	23,684	0	13,000
Saskatchewan Power Corporation 2	100,000	165,000	100,000	260,000	0
Saskatchewan Telecommunications
Holding Corporation 2	0	0	28,900	600	0
Saskatchewan Water Corporation	2,455	7,600	5,000	10,892	9,000
SaskEnergy Incorporated 2	1,100	60,500	170,000	32,500	125,000
Other	58,567	63,954	48,158	43,300	50,319

Total Loan Disbursements	204,144	310,898	376,804	352,586	197,319

Sinking Funds
Contributions 2	95,132	96,415	1,913,015	64,588	60,045
Redemptions 2	0	0	32,793	48,993	0
Total Sinking Fund Disbursements	95,132	96,415	1,945,808	113,551	60,045

Other Investing Activities 3	20	0	0	0	0

Total Disbursements	$299,296	$407,313	$2,322,612	$466,137	$257,364

Net Receipts (Disbursements)	$(29,357)	$(282,666)	$(1,757,881)	$546,139	$779,811

1 See Notes 1-9 commencing on page 34.
2   During 2008-09, the Government made a change in accounting policy resulting in loans to Crown corporations and public debt (gross debt net of sinking funds) now being presented net of government business enterprise specific debt and related sinking funds. Also, receipts on redemptions of sinking funds for Crown corporation general debt are no longer netted. The 2007-08 amounts have been restated.

3   During 2008-09, the Government reclassified agricultural land held for resale as tangible capital assets because this land is not expected to be sold within the next year. The 2007-08 amounts have been restated.

(See accompanying notes)

Government of the Province of Saskatchewan
General Revenue Fund Statement of Cash Flow1

	For the Year Ended March 31

	2007	2008	2009	2010	2011
		(restated)
	(Thousands of dollars)
Operating Activities

Surplus	$292,704	$641,435	$2,388,863	$424,500	$47,669

Non-cash items included in surplus	111,308	111,831	94,061	(10,122)	23,472
Net change in non-cash operating activities	(17,237)	228,384	(114,537)	226,875	(383,300)

Cash (Used for) Provided by Operating Activities	386,775	981,650	2,368,387	641,253	(312,159)

Capital Activities
Acquisition of tangible capital assets 2	(249,510)	(284,657)	(349,349)	(388,541)	(390,042)
Proceeds on disposal of tangible capital assets 2	1,569	6,765	7,082	40,332	19,914
Cash Used for Capital Activities	(247,941)	(277,892)	(342,267)	(348,209)	(370,128)

Investing Activities

Loan Advances 3	(204,144)	(310,898)	(376,804)	(352,586)	(197,319)
Loan Repayments 3	236,019	96,125	332,835	114,977	408,767
Sinking Funds
Contributions for general debt 3	0	(96,415)	(1,913,015)	(64,558)	(60,045)
Contributions received for
Crown corporation general debt 3	0	28,522	20,261	4,644	5,436
Redemptions for general debt 3	0	0	81,635	892,655	502,972
Redemptions disbursed for
Crown corporation general debt 3	0	0	(32,793)	(48,993)	0
Sinking fund contributions received
from Crown corporations 3	32,411	0	0	0	0
Contributions made to sinking funds 3	(95,132)	0	0	0	0
Equity investment in Crown Investments
Corporation of Saskatchewan	0	0	130,000	0	120,000
Other 2	1,489	0	0	0	0

Cash Provided by (Used for) Investing Activities	(29,357)	(282,666)	(1,757,881)	546,139	779,811

Financing Activities
Proceeds from general debt 3	0	558,138	32,005	508,629	182,719
Repayment of general debt 3	0	(646,719)	(754,791)	(867,047)	(688,308)
Proceeds from debt 3	1,421,164	0	0	0	0
Repayment of debt 3	(1,293,271)	0	0	0	0
Increase (Decrease) in deposits held	(850,107)	74,495	208,967	(198,233)	7,550

Cash Used for Financing Activities	(722,214)	(14,086)	(513,819)	(556,651)	(498,039)

Increase (Decrease) in Cash and
Temporary investments	(612,737)	407,006	(245,580)	282,532	(400,515)
Cash and temporary investments
beginning of year	1,027,206	414,469	821,475	575,895	858,427

Cash and Temporary Investments,
End of Year	$414,469	$821,475	$575,895	$858,427	$457,912

1 See Notes 1-9 commencing on page 34.
2    During 2008-09, the Government reclassified agricultural land held for resale as tangible capital assets because this land is not expected to be sold within the next year. The 2007-08 amounts have been restated.

3   During 2008-09, the Government made a change in accounting policy resulting in loans to Crown corporations and public debt (gross debt net of sinking funds) now being presented net of government business enterprise specific debt. The 2007-08 amounts have been restated.

(see accompanying notes)

Government of the Province of Saskatchewan
General Revenue Fund Notes to the Financial Statements
As at March 31, 2011

1.         Significant Accounting Policies

  Basis of accounting

These financial statements are prepared in accordance with Canadian public sector accounting standards, with the following exceptions:

·	transfers to and from the Growth and Financial Security Fund (2008 – transfers to and from the Fiscal Stabilization Fund) are included in the determination of surplus for the year; and
·
pension liabilities and a disability benefit liability are not recorded in the financial statements.  The General Revenue Fund accounts for defined benefit pension plans and a disability benefit plan on a cash basis.

 Reporting entity

The General Revenue Fund is the general fund which receives all revenues unless otherwise specified by law.  Spending from the General Revenue Fund is appropriated by the Legislative Assembly.

Other government entities such as special purpose funds, government business enterprises, and other Crown corporations and agencies report separately in other financial statements.  Only financial transactions to or from these other entities are included in the General Revenue Fund.  The net expenses/recoveries for revolving funds' operations are charged to expense.

Government business enterprises are self-sufficient government organizations that have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity.

The Government's Summary financial statements, which include the financial activities of the General Revenue Fund and other government entities, are provided separately.

Specific accounting policies

Financial assets

Financial assets are assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations.

Temporary investments are recorded at the lower of cost or market.

Deferred charges include issue costs and net discounts or premiums incurred on the issue of general debt and related derivative instruments.  They are recorded at cost and amortized on a straight-line basis over the remaining life of the debt issue.

Loans to Crown corporations and Other loans generally have fixed repayment terms and are interest bearing.  Promissory notes issued by Crown corporations are recorded at par; all other loans are recorded at cost.  Loans to Crown corporations are presented net of amounts Crown corporations have contributed to sinking funds and net of government business enterprise specific debt.

Equity investment in Crown Investments Corporation of Saskatchewan is an advance to the corporation to form its equity capitalization and is recorded at cost.

Where there has been a loss in value that is other than a temporary decline, loans and equity investments are written down to recognize the loss.

Liabilities

Liabilities are present obligations to individuals and organizations outside of the General Revenue Fund as a result of transactions and events occurring prior to year end, which will be satisfied in the future through the transfer or use of assets or another form of economic settlement. They consist of obligations to provide authorized transfers where any eligibility criteria have been met, to repay borrowings, to pay for goods and services acquired prior to year-end, and to deliver goods or services in the future, where payment has been received.  Liabilities include contingencies when it is likely that a liability exists and the amount can be reasonably estimated.

Unearned revenue consists mainly of revenue for Crown mineral leases and motor vehicle fees that will be earned in a subsequent fiscal year.

Public debt is recorded at par and is comprised of:

·	Government general debt which is debt issued by the General Revenue Fund to fund government spending;
·	Crown corporation general debt which is debt issued by the General Revenue Fund and subsequently loaned to a Crown corporation; and
·
Government business enterprise specific debt which is debt issued by the General Revenue Fund specifically on behalf of government business enterprises where the government expects to realize the receivables from the government business enterprises and settle the external debt simultaneously.

On the Statement of Financial Position, public debt is presented net of loans to Crown corporations for government business enterprise specific debt.  Debt servicing costs on the Statement of Operations are presented net of reimbursements of interest for government business enterprise specific debt.

Certain debenture issues require contributions to a sinking fund.  These obligations are recorded at principal less sinking fund balances where applicable.  The General Revenue Fund is reimbursed by Crown corporations for all sinking fund contributions made for debt incurred on their behalf.  Premiums and discounts on long-term investments within these sinking funds are amortized on a constant yield basis.

Debt issues and sinking fund investments held in foreign currencies are converted to the Canadian dollar equivalent at the exchange rate in effect at March 31.

Premiums, discounts and issue costs incurred on general debt are recorded as deferred charges.  Discounts, premiums and commissions on government business enterprise specific debt are netted against reimbursements by these entities.

Unamortized foreign exchange gain or loss includes unrealized foreign exchange gains and losses resulting from conversion of general debt and sinking fund investments held in a foreign currency to the Canadian dollar equivalent at the exchange rate in effect at March 31.  Unrealized foreign exchange gains and losses are amortized on a straight-line basis over the remaining life of the debt issue.  Realized foreign exchange gains and losses resulting from general debt transactions are included in debt servicing costs.

Guaranteed debt includes guarantees by the Minister of Finance made through specific agreements or legislation to pay all or part of the principal and/or interest on a debt obligation in the event of default by the borrower.  Loss provisions on guaranteed debt are recorded as a liability and an expense when it is likely that a loss will occur.  The amount of the loss provision represents the best estimate of future payments net of recoveries.

Non-financial assets

Non-financial assets are acquired, constructed or developed assets that do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services, may be consumed in the normal course of operations and are not for sale in the normal course of operations.

Inventories held for consumption are recorded at cost and are expensed as they are consumed.

Tangible capital assets are recorded at cost and include all amounts directly attributable to the acquisition, construction, development or betterment of the asset but does not include interest.  Tangible capital assets are generally amortized on a straight-line basis over the estimated useful life of each asset.

Revenue

Revenues are recorded on the accrual basis.  For corporate and individual income taxes, cash received from the federal government is used as the basis for estimating the tax revenue.  Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met.

Expense

Expenses are recorded on the accrual basis, except for costs related to defined benefit pension plans and a disability benefit plan which are recorded on the cash basis.  Government transfers are recognized as expenses in the period during which the transfer is authorized and any eligibility criteria are met.

Measurement uncertainty

Uncertainty in the determination of the amount at which an item is recognized or disclosed in financial statements is known as measurement uncertainty.  Such uncertainty exists when there is a variance between the recognized or disclosed amount and another reasonably possible amount.

Measurement uncertainty that may be material to these financial statements exists:

·	in corporate and individual income tax revenue of $2,951.1 million (2010 - $2,772.3 million) because final tax assessments may differ from initial estimates on which cash payments are based;
·	in oil and natural gas non-renewable resource revenue of $1,303.8 million (2010 - $1,334.7 million) because of price and production sensitivities in the royalty revenue structures;
·
in resource surcharge non-renewable resource revenue of $360.8 million (2010 - $475.6 million) because the final valuation of resource sales may differ from initial estimates on which instalments are based;

·	in potash non-renewable resource revenue of $262.5 million (2010 - $(183.9) million) because actual operating profits may differ from initial estimates;
·
in the Canada Health Transfer and Canada Social Transfer revenue of $1,138.0 million (2010 - $1,154.2 million) because of changes in the economic and demographic conditions in the Province and the country;

·
in agricultural income stability programs expense of $141.2 million (2010 - $131.4 million) because actual program uptake may differ from initial estimates which are based on farm income forecasts; and

·	in the disclosure of liabilities for defined benefit pension plans of $6,004.6 million (2010 - $5,760.7 million) because actual experience may differ from actuarial estimations and assumptions.

While best estimates are used for reporting items subject to measurement uncertainty, it is reasonably possible that changes in future conditions, occurring within one fiscal year, could require a material change in the amounts recognized or disclosed.

2.       Temporary Investments

    The temporary investments are recorded at $459.8 million (2010 - $782.9 million), consist of investment grade money market securities and are generally for less than 30 days.  Due to the short-term nature, market value approximates cost.

3.       Risk Management of Public Debt

    Funds are borrowed in both domestic and foreign capital markets by issuing Government of Saskatchewan securities.  This borrowing activity finances Government operations and the activities of Crown corporations.  These transactions result in exposure to four types of risk: interest rate risk, foreign exchange rate risk, credit risk and liquidity risk.

    To manage these risks, a preference for fixed rate Canadian dollar denominated debt is maintained.  Where market conditions dictate that other forms of debt are more attractive, opportunities are sought to use derivative financial instruments to reduce these risks.  A derivative financial instrument is a contract, the value of which is based on the value of another asset or index.

Interest rate risk is the risk that debt servicing costs will increase due to changes in interest rates.  This risk is managed by issuing debt securities at predominately fixed rates of interest rather than at floating rates of interest.

Floating rate debt is defined as the sum of floating rate debentures, short-term promissory notes, fixed rate debt maturing within one year and Saskatchewan Savings Bonds.  Opportunities are sought to effectively convert floating rate debt into fixed rate debt through the use of interest rate swaps.  There are interest rate swaps on a notional value of debt of $66.0 million (2010 - $66.0 million).  At March 31, 2011, 90.3 per cent (2010 – 85.6 per cent) of the gross debt effectively carried a rate of interest that was fixed for greater than a one-year period.

Gross debt includes floating rate debt of $1,027.1 million (2010 - $1,535.5 million).  A one percentage point increase in interest rates would decrease the surplus by $8.9 million in 2010-11.

Foreign exchange rate risk is the risk that debt servicing costs will increase due to a decline in the value of the Canadian dollar relative to other currencies.  This risk is managed by maintaining a preference for issuing debt that is denominated in Canadian dollars.  Where debt has been issued in foreign currencies, opportunities are sought to effectively convert it into Canadian dollar debt through the use of cross currency swaps.  At March 31, 2011, 97.5 per cent (2010 – 97.4 per cent) of the gross debt is effectively denominated in Canadian dollars.  A one cent change in the value of the U.S. dollar compared to the Canadian dollar from the March 31, 2011 level would have an insignificant effect on debt and debt servicing costs.

The following foreign-denominated items have been hedged to Canadian dollars using cross currency swaps:

·	debentures totaling 1,225.0 million U.S. dollars (2010 – 1,225.0 million) fully hedged to $1,619.3 million Canadian (2010 - $1,619.3 million);
·	debentures totaling 300.0 million Swiss francs (2010 – 300.0 million) fully hedged to $274.7 million Canadian (2010 - $274.7 million); and
·	interest payments on debentures of 275.0 million U.S. dollars (2010 - 275.0 million) hedged to Canadian dollars at an exchange rate of 1.2325 (2010 – 1.2325).

    In total, there are cross currency swaps on a notional value of debt of $2,507.5 million (2010 - $2,507.5 million).  The effectiveness of these hedges is assessed on an ongoing basis by monitoring the credit ratings of the counterparties to the hedges.

Credit risk is the risk that a loss may occur from the failure of another party to meet its obligations under a derivative financial instrument contract.  This risk is managed by dealing only with counterparties that have good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis.  At March 31, 2011, 100 per cent (2010 – 100 per cent) of counterparties held a Standard and Poor’s credit rating of A or higher.

Liquidity risk is a risk that financial commitments will not be met over the short term.  This risk is managed by distributing debt maturities over many years, maintaining sinking funds on long-term debt issues and maintaining adequate cash reserves and short-term borrowing programs as contingent sources of liquidity.

4.	Employee Future Benefits

Pension Plans

The Government sponsors several defined benefit pension plans and a defined contribution pension plan.

Pension fund assets of government-sponsored defined benefit and defined contribution pension plans are invested in fixed income securities, equities, real estate and short-term monetary items.  The investment in Government of Saskatchewan securities is insignificant for all plans.

Defined benefit plans

Defined benefit plans provide benefits based on length of service and pensionable earnings.  A typical defined benefit plan provides pensions equal to 2.0 per cent of a member's average five years highest salary, multiplied by the years of service to a maximum of 35 years.  Members contribute a percentage of salary, which may vary based on age, to their plan. Pensions and contribution rates are integrated with the Canada Pension Plan.

The two main plans are the Teachers' Superannuation Plan (TSP) and the Public Service Superannuation Plan (PSSP).  Other plans include Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan (STC), Anti-TB League Employees Superannuation Plan (ATB) and the Saskatchewan Pension Annuity Fund, an annuity underwriting operation.  Obligations for allowances payable to members of the former Members of the Legislative Assembly Superannuation Fund (MLA) are part of the General Revenue Fund.

Actuarial valuations are performed at least triennially.  An actuary extrapolates these valuations when a valuation is not done in the current fiscal year.  Valuations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality.  These assumptions reflect estimates of expected long-term rates and short-term forecasts.  Estimates vary based on the individual plan.

The accrued benefit obligation is determined using the projected benefit method prorated on services.  Pension fund assets are valued at market related values based on actual market values averaged over a four year period.  In the periods between valuations, the actuary estimates the market related value of pension fund assets using expected long-term rates of return for the individual plans.

The Government is required to match member current service contributions for all plans except the PSSP and Judges.  Separate pension funds are maintained for all plans except the PSSP and the MLA.  The PSSP member contributions are deposited into the General Revenue Fund.  All pension obligations arising under the PSSP and the MLA are paid from the General Revenue Fund.

Information on the defined benefit plans is as follows:

	2011						2010
	TSP	PSSP		Others		Total	Total

Plan status	closed	closed		closed1		n/a	n/a
Member contribution rate (percentage of salary)	7.85	7.00-9.00	2	5.00-9.00	2	n/a	n/a
Number of active members	1,499	623		55		2,177	2,842
Average age of active members (years)	56.2	57.5		57.7		56.6	56.0
Number of former members entitled to deferred pension benefits	4,583	94		10		4,687	4,779
Number of superannuates and surviving spouses	11,280	5,698		2,249		19,227	19,020
Actuarial valuation date	June 30/09	Dec. 31/08		Various		n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	3.50	3.50		3.50		n/a	n/a
Expected rate of return on plan assets (percentage)	6.60	n/a		5.75-6.15		n/a	n/a
Discount rate (percentage)	4.80	4.70		4.20-5.00		n/a	n/a
Inflation rate (percentage)	2.50	2.50		2.50		n/a	n/a
Expected average remaining service life (years)	4.0	1.5		1.5-7.5		n/a	n/a
Post-retirement index (percentage of annual increase in
Consumer Price Index)	80	70		70-75		n/a	n/a

1 Judges is open to new membership; all other plans are closed.
2 Contribution rate varies based on age upon joining the plan.

Based on the latest actuarial valuations, extrapolated to March 31, 2011, the present value of accrued pension benefits and the market related value of pension fund assets are shown in the table below:

(thousands of dollars)	2011				2010
	TSP1	PSSP	Others	Total	Total

Accrued benefit obligation,
beginning of year	5,152,049	1,898,650	323,160	7,373,859	7,216,147
Current period benefit cost	35,032	9,127	5,020	49,179	59,296
Plan amendment	0	0	0	0	(173)
Interest cost	255,397	90,465	15,200	361,062	371,145
Actuarial losses	0	33,903	10,863	44,766	180,926
Benefit payments	(323,573)	(121,377)	(22,515)	(467,465)	(453,482)
Accrued Benefit Obligation, End of Year	5,118,905	1,910,768	331,728	7,361,401	7,373,859
Plan assets, beginning of year	1,174,158	0	195,260	1,369,418	1,486,890
Employer contributions	89,271	119,065	6,131	214,467	173,376
Employee contributions	8,662	2,312	534	11,508	14,840
Return on plan assets	70,048	0	13,190	83,238	89,439
Actuarial gains	0	0	6,214	6,214	58,355
Benefit payments	(323,573)	(121,377)	(22,515)	(467,465)	(453,482)
Plan Assets, End of Year 2	1,018,566	0	198,814	1,217,380	1,369,418
	4,100,339	1,910,768	132,914	6,144,021	6,004,441
Unamortized estimation adjustments 3	(68,955)	(64,768)	(5,739)	(139,462)	(243,702)
Total Pension Liabilities 4	4,031,384	1,846,000	127,175	6,004,559	5,760,739
1 The TSP had an actual rate of return on plan assets of 10.8 per cent (2010 - 15.0 per cent)
2   At March 31, 2011, the market value of plan investments was $1,114.3 million (2010 - $1,233.1 million). Of this amount, 42.7 per cent (2010 - 42.9 per cent) was invested in fixed income securities and 44.9 per cent (2010 - 47.7 per cent) in equity investments.

3  Unamortized estimation adjustments are amoritzed against the net obligation over periods ranging from 3.7 to 4.0 years for the TSP, from 1.5 to 3.9 years for the PSSP, and from 1.5 to 10 years for the other plans. These represent the expected average remaining service life of active plan members at the time the estimation adjustments arose.

4   Changes in assumptions can result in significantly higher or lower estimates of pension liabilities. A one percentage point decrease in the discount rate would result in a $624.2 million and $227.4 million increase in the pension liabilities for the TSP and the PSSP respectively, and a one percentage point increase would result in a $516.1 million and $189.2 million decrease in the pension liabilities for the TSP and the PSSP respectively.

Defined contribution plans

Defined contribution plans provide pensions based on accumulated contributions and investment earnings.  Employees contribute a percentage of salary.

The Government sponsors the Public Employees Pension Plan (PEPP), a multi-employer defined contribution plan. Employers are required to provide contributions at specified rates for employee current service.  The General Revenue Fund has fully funded its share of contributions.  The General Revenue Fund also contributes to the Saskatchewan Teachers' Retirement Plan (STRP), sponsored by the Saskatchewan Teachers' Federation.

Information on the defined contribution plans to which the General Revenue Fund contributes is as follows:

	2011				2010
	PEPP		STRP1	Total	Total
Plan status	open		n/a	n/a	n/a
Member contribution rate (percentage of salary)	5.00-9.00	2	n/a	n/a	n/a
Government contribution rate (percentage of salary)	6.00-9.00	2	n/a	n/a	n/a
Number of active members, all employers	25,382		n/a	25,382	28,801
General Revenue Fund participation
Number of active members	11,956		n/a	11,956	14,373
Member contributions (thousands of dollars)	52,784		n/a	52,784	52,023
Government contributions (thousands of dollars)	57,384		60,654	118,038	111,809

1 The STRP is a contributory defined benefit pension plan. The Government contributes an amount which is set through provincial negotiations.
2 Contribution rate varies based on employee group.

Pension expense

Pensions are accounted for on a cash basis.  The pension liabilities are not recorded in the financial statements.

(thousands of dollars)	2011	2010

Defined benefit plans	214,467	173,376
Defined contribution plans	118,038	111,809

Total Pension Expense	332,505	285,185

Other Employee Future Benefits

The Government provides long-term disability benefits to members of the TSP.  The disability benefit plan liability of $19.2 million (2010 - $22.6 million) is not recorded in the financial statements.  The benefit expense on a cash basis is $4.6 million (2010 - $5.4 million).

5.       Contingencies

Guaranteed debt

    The Minister of Finance has guaranteed the debt of others of $35.4 million (2010 - $17.1 million).

Lawsuits

The Government is involved in various legal actions, the outcome of which is not determinable.  Up to $396.3 million may be paid depending on the outcome of lawsuits in progress.  The lawsuits in progress include aboriginal land claims, claims for damages to persons and property, disputes of taxes and various other legal actions.

6.         Contractual Obligations

Operating and capital lease obligations are as follows:

(thousands of dollars)	Operating	Capital

Future minimum lease payments
2011-12	38,972	4,764
2012-13	34,105	3,876
2013-14	30,154	1,831
2014-15	25,358	1,338
2015-16	19,022	1,006
Thereafter	68,672	3,901
	216,283	16,716
Interest and executory costs	0	(7,369)
Total Lease Obligations	216,283	9,347

    Significant other contractual obligations include:

·	contracts for the construction and acquisition of tangible capital assets of $389.3 million over the next four years;
·	computer service agreements of $68.3 million over the next five years;
·	research and development projects for agriculture technology and opportunities in the agri-food industry of $26.9 million over the next five years;
·	beverage container collection and recycling programs of $20.6 million in 2011-12;
·	fire suppression aerial fleet renewal agreements of $13.9 million over the next three years;
·	projects to expand innovation and enhance the competitive ability of the Saskatchewan economy of $12.9 million over the next five years; and
·
treaty land entitlement agreements valued at approximately $6.9 million over the next three years, and rural municipality and school division tax loss compensation of approximately $13.1 million as land achieves reserve status over the course of the agreements.

7.       Related Party Transactions

    Included in these financial statements are transactions with various Saskatchewan Crown corporations, agencies, boards, and commissions related to the General Revenue Fund by virtue of common control by the Government of Saskatchewan.

Transactions include transfers to related parties of $5,272.4 million (2010 - $4,534.2 million).

    Routine operating transactions with related parties are recorded at the rates charged by those organizations and are settled on normal trade terms.  These transactions include:

·	payments to Saskatchewan Telecommunications Holding Corporation of approximately $23.8 million (2010 - $21.9 million); and
·
taxation and non-renewable resource revenue received from related parties during 2010-11 of approximately $105.2 million (2009-10 - $92.9 million).  In addition, Saskatchewan Provincial Sales Tax and Fuel Tax are received from related parties on all taxable purchases.

8.         Trust Funds

The General Revenue Fund has no equity in trust fund assets.

Trust fund assets held and administered but not owned by the General Revenue Fund are as follows:

(thousands of dollars)	2011	2010

Pension plans	7,788,957	7,367,998
Public Guardian and Trustee of Saskatchewan	158,830	152,540
Other	65,468	51,707
Total Trust Fund Assets 1	8,013,255	7,572,245
1 Amounts are based on the latest financial statements of the funds closest to March 31, 2011, where available.

9.         Debt Retirement Fund

This fund was established pursuant to The Growth and Financial Security Act and is an accounting of the surpluses of the General Revenue Fund commencing April 1, 2008.

(thousands of dollars)	Budget	Actual

Debt Retirement Fund, beginning of year	2,813,363	2,813,363
Surplus for the year	20,000	47,669
Debt Retirement Fund, End of Year	2,833,363	2,861,032

10.          Comparative Figures

Certain of the 2010 figures have been reclassified to conform with the current year presentation.  With regard to expenses, the figures are reported on the same basis as the Estimates for the prior year.

DETAIL OF GENERAL REVENUE FUND DEBT
As at March 31, 2011 (unaudited)

A.        Term Debt Issued to the Public

Date of Issue	Date of Maturity	Interest Rate %	Currency	$ Amount Outstanding

July 15/06	July 15/11	4.00	Canadian	49,048,500
(Redeemable annually at the option of the holder or any time on the death of the holder; the Province reserves the right to increase the interest rate after July 14, 2007)

June 10/03	September 5/11	4.75 – 5.80	Canadian	104,500,000
(Extendible at the option of the holder to September 5, 2033; This note pays interest at 4.75% to September 5, 2011, and 5.80% thereafter; annual sinking fund)

July 15/07	July 15/12	4.20	Canadian	176,890,700
(Redeemable annually at the option of the holder or at any time on the death of the holder; the Province reserves the right to increase the interest rate after July 14, 2008)

September 20/02	December 3/12	5.25	Canadian	350,000,000
(Non Callable; annual sinking fund)

February 2/93	February 1/13	7.613	Canadian	568,212,000
(The original 8% $400,000,000 U.S. debentures have been swapped into Canadian dollars at an interest rate of 7.613%; Non Callable; annual sinking fund)

June 17/03	June 17/13	4.75	Canadian	200,000,000
(Non Callable; annual sinking fund)

July 20/93	July 15/13	7.753	Canadian	228,639,500
		7.809	Canadian	97,147,500
		7.375	U.S.	50,000,000
($175,000,000 and $75,000,000 U.S. of the 7.375% debenture issue have been swapped into Canadian dollars at an interest rate of 7.753% and 7.809% respectively.
Interest payments on the remaining $50,000,000 U.S. have been swapped into Canadian dollars at an interest rate of 7.912%; Non Callable; annual sinking fund)

July 15/08	July 15/13	2.50	Canadian	2,930,900
(Redeemable annually at the option of the holder or at any time on the death of the holder; the Province reserves the right to increase the interest rate after July 14, 2009)

September 30/03	December 3/13	4.90	Canadian	200,000,000
(Non Callable; annual sinking fund)

March 14/91	April 10/14	10.25	Canadian	583,916,000
(Non Callable; annual sinking fund)

June 22/04	June 3/14	5.25	Canadian	300,000,000
(Non Callable; annual sinking fund)

July 15/09	July 15/14	1.00	Canadian	1,926,100
(Redeemable annually at the option of the holder or at any time on the death of the holder; the Province reserves the right to increase the interest rate after July 14, 2010)

June 3/05	December 3/15	4.25	Canadian	200,000,000
(Non Callable; annual sinking fund)

November 15/05	January 15/16	4.305	Canadian	274,654,700
(The original 2.125% 300,000,000 Swiss Franc debentures have been swapped into Canadian dollars at an interest rate of 4.305%; Non Callable; annual sinking fund)

August 23/06	August 23/16	4.50	Canadian	300,000,000
(Non Callable; annual sinking fund)

Date of Issue	Date of Maturity	Interest Rate %	Currency	$ Amount Outstanding

September 17/96	September 17/16	8.09	Canadian	9,143,000
(Non Callable; Serial Note payable in annual instalments)

September 5/07	September 5/17	4.65	Canadian	200,000,000
(Non Callable; annual sinking fund)

June 17/04	June 17/19	5.50	Canadian	33,000,000
(After June 17, 2014, this note pays interest at the three month BA rate less 0.245%; Non Callable; annual sinking fund)

August 03/04	June 17/19	5.50	Canadian	26,000,000
(Non Callable; Canadian Medium Term Note)

July 28/10	July 28/20	3.90	Canadian	300,000,000
(Non Callable; annual sinking fund)

December 20/90	December 15/20	9.653	Canadian	65,972,500
		10.08	Canadian	126,600,000
		9.965	Canadian	128,797,500
		9.375	U.S.	45,000,000
($55,000,000, $100,000,000 and $100,000,000 U.S. of the 9.375% debenture issue has been swapped into Canadian dollars at an interest rate of 9.653%, 10.08% and
9.965% respectively; Interest payments on the remaining $45,000,000 U.S. have been swapped into Canadian dollars at an interest rate of 9.653%.  Non Callable; annual sinking fund)

February 26/91	February 15/21	9.254	Canadian	147,600,000
		9.125	U.S.	80,000,000
($120,000,000 U.S. of this debenture has been swapped into Canadian dollars at an interest rate of 9.254%.  Interest payments on the remaining $80,000,000 U.S. have been swapped into Canadian dollars at an interest rate of 9.254%; Non Callable; annual sinking fund)

February 4/92	February 4/22	9.60	Canadian	255,000,000
(Non Callable; annual sinking fund)

July 21/92	July 15/22	8.942	Canadian	256,320,000
		8.50	U.S.	100,000,000
($200,000,000 U.S. of the 8.5% debentures have been swapped into Canadian dollars at an interest rate of 8.942%.  Interest payments on the remaining $100,000,000 have been swapped into Canadian dollars at an interest rate of 8.497%; Non Callable; annual sinking fund)

May 30/95	May 30/25	8.75	Canadian	175,000,000
(Non Callable; annual sinking fund)

December 4/98	March 5/29	5.75	Canadian	350,000,000
(Non Callable; annual sinking fund)

March 24/99	March 05/29	5.60	Canadian	60,000,000
(Non Callable; annual sinking fund)

February 17/00	January 25/30	6.25	Canadian	25,000,000
(Non Callable; annual sinking fund)

January 25/00	January 25/30	6.35	Canadian	199,995,000
(Non Callable; annual sinking fund)

December 10/01	September 5/31	6.40	Canadian	550,000,000
(Non Callable; annual sinking fund)

February 13/02	February 13/32	6.30	Canadian	29,954,000
(Non Callable; annual sinking fund)

Date of Issue	Date of Maturity	Interest Rate %	Currency	$ Amount Outstanding

May 12/03	September 5/33	5.80	Canadian	450,000,000
(Non Callable; annual sinking fund)

August 12/04	September 5/35	5.60	Canadian	400,000,000
(Non Callable; annual sinking fund)

February 15/05	March 5/37	5.00	Canadian	425,000,000
Non Callable: annual sinking fund)

May 26/06	June 1/40	4.75	Canadian	1,050,000,000
(Non Callable; annual sinking fund)

September 16/02	September 5/42	5.70	Canadian	50,000,000
(Non Callable; annual sinking fund)

B.        Debentures Issued to Minister of Finance of Canada

Date of Issue	Date of Maturity1	Interest Rate %	Amount Outstanding

Re: Canada Pension Plan1
April 1991-March 1992	April 2011-March 2012	9.92	90,664,000
April 1992-March 1993	April 2012-March 2013	9.37	62,705,000
April 1999-March 2000	April 2019-March 2020	6.34	46,335,000
April 2000-March 2001	April 2020-March 2021	6.54	75,553,000
April 2002-March 2003	April 2022-March 2023	5.89	41,182,000
April 2003-March 2004	April 2023-March 2024	5.48	40,189,000
April 2005-March 2006	April 2015-March 2036	4.63	20,654,000
April 2006-March 2007	April 2011-March 2027	4.58	99,655,000
April 2007-March 2008	April 2017-March 2028	4.65	35,491,000
April 2008-March 2009	April 2013-March 2039	4.49	40,484,000
April 2009-March 2010	April 2014-March 2020	3.49	101,867,000
April 2010-March 2011	April 2015-March 2041	4.10	90,318,000

Total			$ 745,097,000

1
Debentures issued to the CPP have a 5-30-year maturity and, are callable in whole or in part at the option of the Province.  The interest rates have been prepared on a weighted average basis.  The debentures are subject in part to annual sinking funds; equity in sinking funds at March 31, 2011 $210,151,667.

Summary

Thousands
Payable in Canadian Funds:
Term Debt Issued to the Public	$9,537,541
Debentures Issued to Minister of Finance of Canada	745,097
Payable in Foreign Currencies
Term Debt Issued to the Public (converted to Canadian Dollars)	267,245
10,549,883
Term Debt Outstanding	9,963,590
Promissory Notes Outstanding	586,293
Gross Debt	$10,549,883

CROWN CORPORATIONS

Introduction

Saskatchewan’s Crown corporations are involved in a broad range of activities including the provision of electricity, natural gas, telecommunications, financial services and other goods and services.  Certain Crown corporations are commercial enterprises intended to be self-sustaining while others receive an annual appropriation or grant to cover costs of administration and other expenses.

Traditionally, the capital requirements of the Government’s enterprises have been financed, with few exceptions, through direct obligations of, or advances by, the General Revenue Fund (GRF).  Provincial legislation governing certain Crown corporations provides for the issuance of securities by these enterprises, with or without a guarantee of the Province.  Pursuant to The Financial Administration Act, 1993, all borrowings by Provincial Crown corporations must be approved by the Minister of Finance for Saskatchewan.

Loans and advances to, and investments in, Crown corporations are carried in the financial statements of the GRF at cost.  Loans and equity investments are written down to their estimated net realizable value.

For administrative purposes, Saskatchewan’s Crown corporations are categorized into two separate groups.  Most Crown corporations with commercial operations are under the purview of, and report to, Crown Investments Corporation of Saskatchewan, as discussed below.  All other Crown corporations report directly to the Treasury Board, which is a committee of the Executive Council.

Crown Investments Corporation of Saskatchewan (CIC)

Introduction.  CIC is a Provincial Crown corporation without share capital, established and operating under authority of The Crown Corporations Act, 1993.  CIC is wholly owned by the Government of Saskatchewan.  CIC is responsible for certain Provincial investments including Crown corporations and financial and operating investments.  Crown corporations are designated as being under the purview of CIC by legislation or Order-in-Council.  As at December 31, 2010 there were ten corporations so designated.

Fiscal Year 2010 Highlights - Non-Consolidated Basis.  CIC, as a legal entity, makes investments, borrows money, receives dividends and interest income and pays interest, grants and other expenses.  The results of these transactions are reflected in CIC’s Non-Consolidated Financial Statements which, unlike the financial statements of the GRF, are based on the calendar year.

Non-consolidated net earnings in 2010 were $308.7 million compared to $176.7 million in 2009.  The $132.0 million increase was primarily the result of increased dividend revenue of $18.0 million, an increase in revenue from investments of $64.9 million, an increase in grant funding from the GRF of $82.1 million and a decrease in operating expenses of $4.4 million.  Slightly offsetting these amounts were an increase in grants to subsidiary corporations of $37.4 million.

The following dividends were declared to CIC in 2010:
Thousands

Saskatchewan Telecommunications Holding Corporation (SaskTel)	$139,682
SaskEnergy Incorporated (SaskEnergy)	48,800
Information Services Corporation (ISC)	14,039
Saskatchewan Gaming Corporation (SGC)	19,354
Saskatchewan Opportunities Corporation	9,000
Saskatchewan Development Fund Corporation (SDFC)	1,695
Saskatchewan Government Insurance (SGI)	43,520
$276,090

Dividends declared to CIC in 2009 totalled $258.1 million.

Expenses, including grants to subsidiary corporations and public policy expenditures, were $154.9 million in 2010 (2009 - $121.9 million).  The $33.0 million increase was mainly due to an increase in grants to subsidiary corporations of $37.4 million primarily due to a $109.9 million grant to SaskPower to fund the carbon capture and storage initiatives (2009 - $27.8 million), which is partially offset by a $41.7 million reduction in grants to SaskTel (Saskatchewan Rural Infrastructure Program (2009 - $45.0 million)).  Administrative expenses were $14.2 million (2009 - $18.6 million), down relative to the prior year due primarily to decreased program funding.

CIC’s grant funding to subsidiary corporations of $140.7 million (2009 - $103.3 million) increased by $37.4 million over 2009. CIC’s grant funding is as follows:

·	SaskPower received $109.9 million (2009 - $27.8 million) for carbon capture and storage initiatives. CIC provided SaskPower’s grant out of restricted funding from the GRF.
·	CIC provided SaskEnergy with $18.2 million (2009 - $16.3 million) as part of the Saskatchewan Energy Share program.
·
CIC grant funding to STC of $9.3 million decreased from $9.6 million in 2009. Funding for 2010 was comprised of $8.4 million (2009 - $7.8 million) for operations, and $0.9 million (2009 - $1.8 million) to meet capital requirements.

·
CIC provided $3.3 million in grants to SaskTel, $3.3 million (2009 - $2.8 million) to fund FleetNet, a provincial emergency communications network, and $Nil (2009 - $45.0 million) to fund the Saskatchewan Rural Infrastructure Program.

·	Gradworks Inc. received $Nil in grants in 2010 (2009 - $1.9 million) to fund its internship program.

CIC does not carry any debt.  On December 30, 2010, CIC retracted 10,000,000 shares of CIC Asset Management Inc. (CIC AMI) at their stated value of $10 per share for proceeds of $100.0 million.  The transaction recovered CIC’s book value of CIC AMI of $27.3 million and recovered $72.7 million from a previous write-down of CIC AMI’s book value. CIC did not have any asset write-downs in 2010 and 2009.

In November 2005, CIC established the Entrepreneurial Foundation of Saskatchewan and entered into a joint venture agreement, the Saskatchewan Entrepreneurial Fund Joint Venture (SEFJV) to assist with the development and growth of small businesses in the province. CIC’s funding of these programs ended in 2010.  To December 31, 2010, CIC has invested $4.0 million in capital in SEFJV.

In May 2006, CIC established the First Nations and Métis Fund to improve participation by First Nations and Métis people in the economy by investing in Saskatchewan-based First Nations and Métis businesses.  During the year, CIC did not advance any capital to the fund.  CIC has committed to provide up to $20 million for the Fund.  The Fund will make investments of between $1 million and $3 million in new or expanding businesses, which are majority-owned or controlled by First Nations or Métis people.

CIC, through its wholly-owned subsidiary, CIC Apex Equity Holdco Ltd., entered into a joint venture agreement with Apex Investment GP Inc., PFM Capital Inc., Conexus Credit Union 2006, Cornerstone Credit Union and Innovation Credit Union to establish Apex Investment Limited Partnership (APEX).  APEX was established on February 1, 2007 to focus on debt and equity investments, up to $3 million per investment, in Saskatchewan small and medium-sized businesses.  The objective of APEX is to realize long-term capital appreciation from its investments.  CIC Apex Equity Holdco Ltd. holds a 60 per cent joint venture interest in APEX and is committed to fund Apex to a maximum of $60 million.  To December 31, 2010, CIC has invested $8.1 million in capital in APEX through CIC Apex Equity Holdco Ltd.

Saskatchewan Immigrant Investor Fund Inc. was established on October 6, 2010 under The Business Corporations Act (Saskatchewan) but was not operational in 2010.  The Corporation was established to participate in the Government of Canada’s Immigrant Investor Program (IIP).  The Corporation intends to use IIP funds to deliver the Government of Saskatchewan’s Headstart on a Home program that assists builders and developers in building affordable housing in Saskatchewan.

Fiscal Year 2010 Highlights - Consolidated Basis.  The financial statements of CIC are consolidated with the Crown corporations under its purview and other investments to provide the Legislature with financial information relating to the aggregate results of these corporations.  The corporations provide a wide variety of services and sell various commodities in both domestic and international markets.  The diversified nature of the corporations within the consolidated group is such that the operating results are affected by events and conditions occurring throughout the world.

For the year ended December 31, 2010, CIC reported consolidated net earnings of $394.8 million on total revenues of $4.5 billion, compared to consolidated net earnings of $348.7 million on total revenues of $4.7 billion in 2009.  Net earnings from ongoing operations (earnings before, non-recurring items, recovery of (provision for) environmental liabilities and discontinued operations) were $394.7 million (2009 - $357.0 million).

Consolidated earnings increased $46.1 million from the prior year.  Variances in earnings in the CIC Crown sector were as follows:

·
SaskPower earnings of $159.5 million increased by $56.8 million from 2009 primarily due to higher electricity sales volumes and the combined impact of the June 1, 2009 and August 1, 2010 system wide rate increases;

·
SaskTel net earnings of $155.2 million were $26.2 million higher than 2009 due mainly to exclusion of the results of certain out of province investments which were divested in 2009, as well as continued strong customer growth in cellular, MAX™ Entertainment and internet services;

·
SaskEnergy net earnings decreased $56.3 million to $37.0 million primarily due to unfavourable fair value adjustments on natural gas in storage, and derivative financial instruments used for gas management activities;

·	Saskatchewan Government Insurance (SGI) net earnings of $48.4 million decreased $4.0 million from 2009 as a result of significant storm activity in Saskatchewan in 2010;
·
CIC AMI recorded a net loss of $11.0 million in 2010 which was a $21.8 million improvement compared with the net loss of $32.8 million reported in 2009.  The 2009 net loss included a one-time $17.9 million impairment loss on Big Sky Farms. Inc. long-lived assets, and a $7.6 million write-down on its investment in Performance Plants Inc.;

·
SaskGaming Corporation (SGC) earnings of $21.5 million decreased $3.9 million from 2009 due to a labour disruption in the summer of 2010 that resulted in reduced operating hours, reduced services and a decline in guest counts;

·	Saskatchewan Opportunities Corporation (SOCO) earnings increased $2.1 million to $6.2 million mainly attributed to improved results from core rental operations; and
·
CIC (Non-Consolidated) earnings of $308.7 million increased $132.0 million mainly due to a recovery of amounts previously written down, increased dividend revenue, an increase in grant funding from the GRF and a decrease in operating and other expenses, partially offset by lower income from short-term investments and an increase in grant funding to certain subsidiaries.

In 2011, CIC expects to declare total dividends of $128.5 million (2010 - $471.0 million) to the GRF. As of November 2011, CIC has repaid $Nil in equity advances to the GRF (2010 - $120 million) and $8.5 million in dividends.

During 2010, capital expenditures made by CIC and the Crown corporations under its purview totaled $962.0 million compared to $954.6 million spent in 2009.  Taxes and resource payments made by the corporations were $136.8 million in 2010 compared to $137.5 million in 2009.  Total consolidated assets administered by CIC were $10.4 billion as at December 31, 2010, an increase of approximately $0.1 billion from assets under administration at December 31, 2009.

On July 26, 2000, the Saskatchewan Rate Review Panel (SRRP) was established with a mandate to conduct a review and provide an opinion on the fairness and reasonableness of proposed Crown corporation monopoly rate changes, referred to the SRRP by the Minister of Crown Investments Corporation, considering the interests of the customer, the Crown corporation, and the public.

SRRP considered two rate applications in 2010:

·	SaskEnergy received a commodity rate reduction to $4.55/GJ effective November 1, 2010;
·	SaskPower received a system wide increase of 4.5% effective August 1, 2010.

CIC administers ten subsidiary Crown corporations.  Following is a brief commentary on CIC’s major holdings.

Active Crown Corporations

As at December 31, 2010, the following ten active Crown corporations were under CIC’s purview:  Information Services Corporation of Saskatchewan, Saskatchewan Gaming Corporation, Saskatchewan Government Insurance, Saskatchewan Opportunities Corporation, Saskatchewan Power Corporation, Saskatchewan Telecommunications Holding Corporation, Saskatchewan Telecommunications (a subsidiary of SaskTel), Saskatchewan Transportation Company, Saskatchewan Water Corporation, and SaskEnergy Incorporated.  Saskatchewan Development Fund Corporation ceased operation on December 31, 2010.  Of these corporations, SaskPower, SaskTel and SaskEnergy are the most significant in terms of assets, liabilities and operating income generated.

Saskatchewan Power Corporation. SaskPower provides the generation, purchase, transmission, distribution and sale of electricity and related products and services.

·	Earnings of $159.5 million were $56.8 million higher than in 2009. Both revenues and expenditures increased in 2010 with revenue growth outpacing expenditure growth.
·
Revenue of $1,750.6 million (2009 - $1,545.9 million) increased due to a 4.5 per cent system-wide average rate increase on August 1, 2010 and the 8.5 per cent system-wide average rate increase that became effective June 1, 2009.  In addition electricity sales volumes were also up 853 GWh over the prior year.  Other revenue rose primarily due to an increase in integrated carbon capture and storage initiative grant funding.

·
Expenses of $1,590.7 million (2009 - $1,443.2 million) increased due to rising operating costs primarily from increased carbon capture and storage initiatives spending (which was offset by carbon capture and storage initiative grants), additional pension expense, higher external services costs; and rising costs for salaries, wages and benefits.

·	Gross debt of $2,941.5 million (2009 - $2,843.1 million) increased as a result of higher capital expenditures required to replace aging infrastructure.
·	SaskPower invested $565.4 million (2009 - $640.0 million) in various capital projects including new generation, customer connects and the life extension of existing infrastructure.
·	Dividends declared to CIC were $Nil (2009 - $Nil). CIC has suspended dividends due to SaskPower’s significant capital requirements.

Saskatchewan Telecommunications Holding Corporation.  SaskTel is the leading full service communications company in Saskatchewan, providing competitive voice, data, dial and high speed internet, entertainment and multimedia services, security, secure electronic transactions, wireless, data storage and web-hosting applications, text and messaging services over a fiber optic based fully digital network.  The Corporation’s major asset is a wholly owned subsidiary, Saskatchewan Telecommunications, which has been the principal supplier of telecommunications in Saskatchewan for 100 years.  Saskatchewan Telecommunications’ operations are regulated by the Canadian Radio-television and Telecommunications Commission.

·	Earnings for the year are $155.2 million, up $26.2 million from 2009. Cash provided by operating activities was $287.7 million.
·
Operating revenues for the year were $1,112.4 million, down $7.2 million from 2009. The decrease was primarily driven by out of province revenue reductions resulting from the divestiture of selected out of province assets in 2009.  Excluding these out of province revenues, revenues in 2010 increased by $33.7 million primarily due to continued strong customer growth in cellular, MAX™ Entertainment and internet services.

·
Operating expenses for the year were $953.4 million, down $19.4 million from 2009. The decrease was driven primarily by out of province expenses resulting from the divestiture of selected out of province assets in late 2009.  Excluding these out of province expenses, operating expenses in 2010 increased by $23.2 million over 2009, primarily to support cellular and MAX™ Entertainment Services revenue growth, increases in services expenditures, and one-time operating reductions recorded in 2009.  These increases were partially offset by reductions in depreciation and restructuring charges.

·	Interest costs of $20.2 million (2009 - $22.1 million) decreased primarily due to increases in the fair value of sinking funds and increased sinking fund earnings.
·
Debt increased to $492.6 million (2009 - $332.7 million) and debt ratio increased to 33.4 per cent (2009 – 24.4 per cent) due to issuance of debt to support the Saskatchewan Infrastructure Improvement Program (SIIP).

·
Net capital expenditures for the year are $300.8 million, up $71.5 million from 2009, primarily due to increased spending for the SIIP including migration of the wireless network to 4G standards.  The increase was partially offset by reduced spending on intangible assets and proceeds from the disposal of investments.  SaskTel’s spending on property, plant and equipment in 2010 was $282.4 million, up $80.9 million from 2009.  Spending increased to support the SIIP, enhancements to MAX™ Entertainment services and increased spending on buildings and equipment.

·	Return on equity increased to 18.9 per cent (2009 - 16.2 per cent) consistent with higher earnings.
·	Dividends of $139.7 million were declared in 2010 (2009 - $103.2 million).

SaskEnergy Incorporated.  SaskEnergy operates a natural gas distribution utility that provides natural gas and related services to residential, farm, commercial and industrial customers in Saskatchewan.  In addition, TransGas Limited (TransGas) is SaskEnergy’s wholly owned natural gas transmission and storage subsidiary.

·
Earnings of $37.0 million decreased (2009 - $93.3 million) primarily due to $18.0 million in unfavorable market value adjustments compared to $30.8 million favourable market value adjustments in 2009.  These unfavourable market value adjustments are comprised of a $20.6 million revaluation of natural gas in storage (2009 - $Nil) net of a $2.6 million favourable fair value adjustment on financial and derivative instruments (2009 - $30.8 million favourable).  Operating net earnings, before the effects of fair value adjustments, was $54.5 million (2009 - $64.0 million).

·
Revenues were $951.7 million (2009 - $1,197.2 million).  The decrease in revenues was mainly attributable to lower natural gas rates.  SaskEnergy took advantage of these lower natural gas prices by lowering its commodity rate to levels not seen since 2001 and leveraging its storage and gas marketing capabilities to generate new revenues.

·	Expenses of $914.7 million decreased (2009 - $1,117.2 million) primarily due to lower prices paid for natural gas.
·
Debt, which includes short and long-term debt, increased to $953.6 million (2009 - $903.3 million) to fund capital expenditures, and purchase natural gas in storage resulting in a debt ratio of 65.7 per cent (2009 – 63.9 per cent).  With relatively low interest rates on short-term debt, SaskEnergy increased short-term debt rather than issue additional long-term debt, thereby reducing interest expense by $6.0 million from the previous year.

·
Capital investment was $139.9 million (2009 - $130.3 million) with the majority spent on maintaining the integrity of SaskEnergy’s extensive distribution and pipeline infrastructure, ensuring safe and reliable services.  SaskEnergy connected nearly 5,500 new customers to its distribution system and constructed 385 kilometers of pipeline throughout the Province.  Additionally, SaskEnergy invested $11.2 million in new business development opportunities within Saskatchewan.

·	Return on equity of 11.8 per cent (2009 – 13.5 per cent) corresponded with the lower net earnings from operations.
·	Dividends of $48.8 million (2009 - $51.2 million) were declared to CIC.

Major Wholly Owned Subsidiary

CIC Asset Management Inc. (Formerly Investment Saskatchewan Inc.)  CIC Asset management Inc. (CIC AMI) provides investment capital and financing, and manages portfolios of commercially viable investments.  CIC AMI was incorporated under The Business Corporations Act (Saskatchewan) on November 14, 1979 as a wholly-owned subsidiary of CIC.

·
Net loss of $11.0 million compared to a net loss of $32.8 million in 2009.  The decrease in net loss is attributable to non-recurring 2009 consolidated operating losses comprised of a $17.9 million write-down of Big Sky Farms Inc. and a $7.6 million write-down of Performance Plants Inc.

·
Revenues were $15.6 million in 2010 (2009 - $119.5 million).  CIC AMI no longer consolidated the results of Big Sky post November 10, 2009 due to Big Sky entering creditor protection.  Upon emerging from creditor protection on March 22, 2010, Big Sky was accounted for as an equity investment as CIC AMI no longer held a controlling interest.  Due to the change in control, CIC AMI’s share of Big Sky’s net earnings is recorded in earnings from equity investments in 2010.

·
Expenses were $2.4 million in 2010 (2009 - $131.9 million).  This decrease is mainly due to CIC AMI no longer consolidating Big Sky after November 10, 2009.  CIC AMI also reduced investment management fees paid in 2010 as third party investment managers paid in 2009 were not retained in 2010.

·	Capital spending for property, plant and equipment was $Nil in 2010, compared to $0.6 million in 2009.
·	Investment disbursements of $2.0 million in 2010 are lower than the $7.0 million reported in 2009 due to decreased new investment activity by CIC AMI and its consolidated entities.
·	The provision for environmental liabilities increased by $4.0 million in 2010 to $102.6 million. This increase is due to inflationary adjustments to the expected cost of remediation.

Crown Investments Corporation of Saskatchewan

Consolidated Statements of Financial Position

	At December 31

	2006	2007	2008	2009	2010
		(Thousands)	Restated
			Note 4
Assets
Current	$2,054,238	$2,233,622	$2,842,699	$2,099,157	$1,938,356
Long-term investments	1,006,887	1,164,715	1,008,683	1,157,067	1,133,276
Property, plant and equipment	5,884,049	5,952,302	6,027,194	6,417,451	6,896,850
Other assets	256,168	276,667	639,826	543,686	407,418
Long-term assets of discontinued operations	459,820	3,627	68,034	38,932	38,878

Total Assets	$9,661,162	$9,630,933	$10,586,436	$10,256,293	$10,414,778

Liabilities and Province's Equity
Current	$1,581,780	$1,690,770	$1,551,876	$1,744,571	$1,770,015
Long-term debt	3,491,525	3,226,998	3,710,329	3,601,618	4,029,921
Long-term liabilities from discontinued operations	443,767	0	0	5,909	5,607
Deferred revenue and other liabilities	493,653	531,544	704,321	652,625	553,682
Province of Saskatchewan's Equity	3,650,437	4,181,621	4,619,910	4,251,570	4,055,553

Total Liabilities and Province's Equity	$9,661,162	$9,630,933	$10,586,436	$10,256,293	$10,414,778

Crown Investments Corporation of Saskatchewan

Consolidated Statement of Operations

	For the Period Ended December 31

	2006	2007	2008	2009	2010
		(Thousands)	Restated
			Note 4
Revenue
Sales of products and services	$4,298,900	$4,329,036	$4,636,779	$4,556,066	$4,342,518
Investment	96,816	106,835	173,758	62,255	78,519
Other	10,372	16,299	12,380	36,073	122,841

Total Revenue	$4,406,088	$4,452,170	$4,822,917	$4,654,394	$4,543,878

Expenses
Operating costs other than
those listed below	$3,318,622	$3,235,838	$3,612,274	$3,418,643	$3,283,075
Interest	261,864	264,098	244,890	238,039	231,652
Amortization of property, plant and equipment	428,524	467,626	492,051	503,227	497,660
Saskatchewan taxes and resource payments	100,646	103,004	128,577	137,493	136,816

Total Expenses	$4,109,656	$4,070,566	$4,477,792	$4,297,402	$4,149,203

Earnings before the following	296,432	381,604	345,125	356,992	394,675
Future income tax (expense) recovery	866	8,036	0	0	0
Public policy expenditure	0	0	0	0	0
Non-recurring items	18,942	236,622	679,776	(23,854)	0
Current income tax expenses	(1,718)	(1,000)	0	0	0
(Provision for) recovery of environmental liabilities	0	(24,077)	(48,217)	464	(4,020)
Gain (loss) from discontinued operations	126,597	95,151	1,545	15,106	4,127
Net Earnings	$441,119	$696,336	$978,229	$348,708	$394,782

(see accompanying notes)

CROWN INVESTMENTS CORPORATION OF SASKATCHEWAN

Notes to Financial Information

1.
The foregoing financial information has been derived from the audited consolidated financial statements of Crown Investments Corporation of Saskatchewan.  The foregoing narrative description is unaudited.

2.
Accounting Guideline 15, “Consolidation of Variable Interest Entities” (AcG-15) of the CICA Handbook is effective for periods beginning on or after November 1, 2004; as a result, the Corporation adopted this standard effective January 1, 2005.  AcG-15 relates to the application of consolidation principles to certain entities that are subject to control on a basis other than ownership of voting interests.  The purpose of AcG-15 is to provide guidance for determining when an enterprise includes the assets, liabilities and results of activities of such an entity (a “variable interest entity”) in its consolidated financial statements.

An entity falls under the guidance in AcG-15 and is classified as a variable interest entity (VIE) if it has equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties; or equity investors that cannot make significant decisions about the entity’s operations, or that do not absorb the expected losses or receive the expected returns of the entity.  A VIE is consolidated by its primary beneficiary, which is the party involved with the VIE that will absorb a majority of the expected losses or will receive the majority of the expected residual returns or both, as a result of ownership, contractual or other financial interests in the VIE.

The Corporation has determined that the following entities fall under the classification of a VIE and have been consolidated in the financial statements:

HARO Financial Corporation (HARO)
Meadow Lake Pulp Limited Partnership (MLPLP)
Prairie Ventures Limited Partnership (PVF)

Prior to January 1, 2005, the Corporation accounted for HARO as a loan receivable, and MLPLP and PVF using the equity method.

Restatement of comparative financial information is not required by AcG-15.  The cumulative effect to retained earnings on the adoption of AcG-15 as at January 1, 2005 is an increase of $36.3 million.  Net income in 2005 increased $10.3 million as a result of the consolidation of VIE’s.

3.
Effective January 1, 2007, the Corporation adopted the accounting recommendations for accounting changes (Canadian Institute of Chartered Accountants (CICA) Handbook Section 1506) in accordance with the transitional provisions of the section.  The new standard allows for voluntary changes in accounting policy only if they result in the consolidated financial statements providing reliable and more relevant information.  New disclosures are required in respect of changes in accounting policies, changes in accounting estimates and correction of errors.  The adoption of section 1506 has had no material impact on these consolidated financial statements.

On January 1, 2007, CIC adopted the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3855, financial instruments - recognition and measurement, CICA Handbook Section 3861, financial instruments - disclosure and presentation, CICA Handbook Section 1530, comprehensive income, CICA Handbook Section 3865, hedges and CICA Handbook Section 3251, equity.  The comparative consolidated financial statements have not been restated.

4.
Effective January 1, 2008, the Corporation adopted the accounting recommendations for capital disclosures (Canadian Institute of Chartered Accountants (CICA) Handbook Section 1535) in accordance with the transition provisions of the section.  This section requires disclosure of information related to the objectives, policies and processes for managing capital, and particularly whether externally imposed capital requirements have been complied with.  As this standard only addresses disclosure requirements, there is no impact on the Corporation’s operating results.

Effective January 1, 2008, the Corporation adopted the accounting recommendations for financial instruments - disclosures (CICA Handbook Section 3862) and financial instruments - presentation (CICA Handbook Section 3863) in accordance with the transition provisions of the sections.  These sections replace the existing disclosure and presentation recommendations contained in financial instruments - disclosure and presentation (CICA Handbook Section 3861).  The new disclosure standards increase the disclosures related to financial instruments, and the nature, extent and management of the Corporation’s risks arising from financial instruments.  The presentation standards carry forward unchanged from the former presentation requirements.  As these standards only address disclosure and presentation requirements, there is no impact on the Corporation’s operating results.

Effective January 1, 2008, the Corporation adopted CICA Handbook Section 3031 - Inventories.  The new recommendations establish standards for the determination of the cost of inventories and the subsequent recognition as expense, including any write-down to net realizable value and reversals of previous write-downs for increases to net realizable value.  Also, guidance is provided related to reclassification of inventory items as property, plant and equipment.  The standard requires retrospective application with no restatement of prior year results.  Upon the adoption of the new standard, the Corporation began using the weighted average cost method for valuing all natural gas inventories.

Effective January 1, 2009, the Corporation adopted the accounting recommendations for goodwill and intangible assets (CICA Handbook Section 3064) in accordance with the transition provisions of the section.  This section provides further information on the recognition of internally generated intangible assets and requires intangible assets to be recognized as assets only if the definition of the intangible asset and the recognition criteria are met.  The new recommendations have been implemented retroactively resulting in certain items included in property, plant and equipment in prior years to be reclassified to intangible assets, and 2008 net earnings to be restated due to the write-off of certain intangible assets that no longer meet the recognition criteria.  In addition, revenues and expenses related to certain prepaid cellular services have been recorded for 2008 and prior years resulting in the retroactive restatement of all periods presented.

Effective for year-ends beginning on or after January 1, 2009, the CICA has amended certain sections of the CICA Handbook to remove the rate regulation exemption for recognition of certain assets and liabilities arising from rate regulation as well as other recognition and measurement guidance.  The corporation has implemented these changes with no impact on the financial statements.

In summary, the following adjustments were made to December 31, 2008 balances as a result of the change in accounting policy and prior period adjustments (Thousands of dollars):

Property, plant and equipment	$(107,527)
Intangible Assets	204,742
Other Assets	(97,215)
Net Earnings	1,188
Retained earnings - beginning of year	(1,365)
Retained earnings - end of year	(177)

5.	2009 comparative figures have been reclassified to conform to the current year’s presentation. Figures for 2006 through 2008 have not been similarly reclassified.

SOURCES OF INFORMATION

Information included herein which is designated as being taken from a publication of the Province or Canada, or any agency or instrumentality of either, is included herein upon the authority of such publication as a public official document.  The financial statements of the Government included herein under the headings "General Revenue Fund Supplementary Financial Information" and "Summary Financial Statements" have been taken from the Public Accounts of the Province (subject to certain adjustments for purposes of comparability).  All financial information contained herein was obtained from the most recent annual Budget Estimates, Public Accounts, or Crown Investments Corporation of Saskatchewan Annual Report, or was prepared by representatives of the Ministry of Finance or of CIC in their official capacities.  The information set forth under "Province of Saskatchewan", and other than described in the first sentence of this paragraph, was prepared by representatives of the Ministry of Finance in their official capacities.